                                                                  EXHIBIT 99-2

              SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     NCE, a Delaware corporation, is a newly created holding company which will be registered under the PUHCA. On August 1, 1997, PSCo and SPS combined to form NCE, with PSCo and SPS becoming wholly-owned subsidiaries of NCE.
The common shareholders of PSCo and SPS received one and 0.95, respectively, of one share of NCE common stock, par value of $1.00 per share, and became common shareholders of NCE.

     The Merger is being accounted for as a pooling-of-interests, and the Supplemental Consolidated Financial Statements included in this Form 8-K are presented as if the Merger were consummated as of the beginning of the earliest period presented. However, the Supplemental Consolidated Financial Statements are not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position or cash flows.

      After effecting the Merger, NCE will own the following direct subsidiaries: PSCo, SPS, Cheyenne, WestGas Interstate, Inc., New Century Services, Inc., and NC Enterprises, Inc. PSCo owns the following subsidiaries: PSCCC, PSRI, 1480 Welton, Inc., Fuelco, a dissolved corporation, and New Century International, Inc., which was established in 1997 in connection with the acquisition of Yorkshire Electricity. NC Enterprises, Inc., an intermediate holding company, owns the following subsidiaries: Quixx, e prime, UE and Natural Fuels Corporation.

       References to the Company are to NCE on a consolidated basis; however, in certain circumstances, the separate subsidiaries are separately referred to in order to distinguish between the different business activities of the companies.

INDUSTRY OUTLOOK

     Unprecedented change is occurring in the electric utility industry nationwide, furthering the development of a competitive environment. In general, the economics of the electric generation business have fundamentally changed with open transmission access and the increased availability of electric supply alternatives. Customer demands for lower prices and supplier choices, the availability of alternative supplies (IPPFs, QFs, EWGs and power marketers), and open access to the utility transmission grid have resulted in a commodity market for bulk electric supply. The EPAct directly addressed this issue by giving the FERC the authority to require utilities to provide non-discriminatory open access to the transmission grid for purposes of providing wholesale customers with direct access. In response to such authority, in early 1996, the FERC issued new rules on open access transmission services. Furthermore, an increasing number of states with above average energy prices are pursuing full competition in the electric industry, and several of the states in which the Company's regulated subsidiaries operate are considering regulations with respect to retail competition.

     The presence of competition and the associated pressure on prices may ultimately lead to the unbundling of products and services similar to what has evolved in the natural gas industry. Today's market view of the future envisions an unbundled electric utility industry consisting of at least four major business segments: energy supply, transmission, distribution and energy services - each having a different driving force.

     The SEC has also responded to increasing competition in the utility industry and changes in state and federal utility regulation. In June 1995, the SEC issued its report which focused on both legislative and administrative options for the reform of public utility holding company regulation. The report presented three possible recommendations for legislative reform of PUHCA: 1) conditional repeal of PUHCA, 2) unconditional repeal of PUHCA, and 3) PUHCA remains unmodified, but grants the SEC broader exemptive authority under PUHCA. Any changes in regulation will be determined by Congress.

RECENT DEVELOPMENTS

ACQUISITION OF YORKSHIRE ELECTRICITY

     On April 1, 1997, Yorkshire Holdings, a joint venture between PSCo and AEP, declared the cash tender offer for all the outstanding and to be issued ordinary shares of Yorkshire Electricity wholly unconditional in all respects and, thereby, committed the joint venture to purchase all the outstanding shares of Yorkshire Electricity. As of June 30, 1997, valid acceptances of Yorkshire Holdings' offer to purchase shares of Yorkshire Electricity had been received representing virtually 100% of Yorkshire Electricity's issued share capital.

     Total consideration paid by Yorkshire Holdings was approximately $2.4 billion (1.5 billion pounds sterling). Effective April 1, 1997, PSCo, through New Century International, Inc., recorded its 50% ownership interest in Yorkshire Electricity with a total equity investment of approximately $360 million. This investment is being accounted for using the equity method of accounting. For a more detailed discussion regarding this acquisition, see
Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements.

     On July 2, 1997, the United Kingdom's Labour Party proposed a budget that includes a windfall tax on certain privatized business entities. The windfall tax liability for Yorkshire Electricity is estimated to be 135 million pounds sterling ($222 million). The tax is expected to be enacted in the third quarter of 1997 and would be payable in two installments with the first in December 1997 and the second installment a year later. PSCo's share of the proposed tax is estimated to be approximately $111 million. The net earnings effect on PSCo of the proposed tax is currently being assessed and is expected to be recorded when the proposed tax is enacted.

EARNINGS

     Earnings per share were $2.64, $2.77 and $2.54 during 1996, 1995 and 1994, respectively. For the years 1995 and 1994, SPS results are included for the fiscal years ending August 31. For all years, SPS's earnings have been adjusted to reflect the exchange of SPS common stock into NCE common stock at the ratio of 0.95 of one share of NCE common stock for each share of SPS common stock. The majority of the earnings per share is generated from the Company's utility operations. The decreased earnings in 1996 are primarily due to an increase in merger and business integration expenses and the write-off of the BCH Energy Limited Partnership investment held by Quixx (see Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements). This decrease was partially offset by an increase in both the electric and gas margins and the sale of certain water rights. The increased earnings in 1995, as compared to 1994, are primarily attributable to increased electric and gas margins resulting primarily from higher sales and lower operating and maintenance expenses.

     In June 1997, both Quixx and UE wrote-off their net investments in the Carolina Energy Limited Partnership (see Note 2. Acquisition and Divestiture of Investments in the Notes to the Supplemental Consolidated Financial Statements).

     As discussed above, on July 2, 1997, the United Kingdom's Labour Party proposed a budget that includes a windfall tax on certain privatized business entities. The windfall tax liability for Yorkshire Electricity is estimated to be 135 million pounds sterling ($222 million). The tax is expected to be enacted in the third quarter of 1997 and would be payable in two installments with the first in December 1997 and the second installment a year later. PSCo's share of the proposed tax is estimated to be approximately $111 million. The net earnings effect on PSCo of the proposed tax is currently being assessed and is expected to be recorded when the proposed tax is enacted.

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

ELECTRIC OPERATIONS

     The following table details the annual change in electric operating revenues and energy costs as compared to the preceding year:

                                          INCREASE (DECREASE)
                                           FROM PRIOR YEARS
                                             1996    1995*
                                             ----    -----
                                         (THOUSANDS OF DOLLARS)
Electric operating revenues:
 Retail ................................  $ 81,786   $ 53,431
 Wholesale .............................    42,856     (5,558)
 Other (including unbilled revenues) ...     8,718     (7,978)
                                          --------   ---------
  Total revenues .......................   133,360     39,895
Fuel used in generation.................    83,233    (49,278)
Purchased power.........................    23,383     45,508
                                          --------   ---------
Net increase in electric margin.........  $ 26,744   $ 43,665
                                          --------   ---------
                                          --------   ---------

* Includes SPS information for the twelve months ending August 31, 1995.

The following table summarizes electric sales by major customer classes:

                                      MILLIONS OF       % CHANGE *
                                       KWH SALES      FROM PRIOR YEARS
                                   ---------------    ----------------
                                    1996   1995**       1996   1995
                                   ------  ------      ------ ------
Residential  ...................    9,521   8,991       5.9%   2.1%
Commercial and Industrial  .....   26,542  25,528       4.0    2.2
Public Authority ...............      778     736       5.6    2.1
                                   ------  ------
  Total Retail .................   36,481  35,255       4.5    2.2
Wholesale.......................   10,551   9,510      10.9   (3.9)
                                   ------  ------
  Total.........................   47,392  44,765       5.9    0.8
                                   ------  ------
                                   ------  ------

* Percentages are calculated using unrounded amounts.
** Includes SPS information for the twelve months ending August 31, 1995.

     Electric operating revenues increased in 1996, when compared to 1995, primarily due to an overall 4.5% increase in retail sales resulting primarily from customer growth of 2.6%. The hotter than normal late spring and early summer in the SPS territory also favorably impacted retail and firm wholesale sales. The increase in wholesale revenues was also due to customer growth and higher economy sales by the Company's utility subsidiaries and power marketing activities of non-regulated subsidiaries. However, these additional electric Kwh sales contributed little to the increase in electric margins as the per unit amounts earned on such sales is less than comparable amounts earned on sales to other classes of customers. Electric operating revenues increased in 1995, when compared to 1994, primarily due to higher retail electric Kwh sales resulting from customer growth and additional revenues related to collection of QF purchased power capacity costs. Wholesale revenues decreased in 1995, as compared to 1994, as a result of lower wholesale Kwh sales. The demand for wholesale energy during 1995 was negatively impacted by an available supply of low-cost non-firm energy. See
Note 8. Regulatory Matters in the Notes to Supplemental Consolidated Financial Statements for information as to the impact of the Merger and other rate cases on electric revenues.

     The Company's utility subsidiaries currently have cost adjustment mechanisms which recognize the majority of the effects of changes in fuel used in generation and purchased power costs and allow recovery of such costs on a timely basis. As a result, the changes in revenues associated with these mechanisms in 1996 and 1995, when compared to the respective preceding year, had little impact on net income. However, the CPUC, in its decision on the Merger, replaced PSCo's ECA with an ICA, effective October 1, 1996, which allows for a 50%/50% sharing of certain fuel and energy cost increases and decreases among customers and shareholders. The change did not impact the cost recoveries for the last quarter of 1996. This is not expected to significantly impact future results of operations, financial position or cash flows.

     Fuel used in generation expense increased $83.2 million in 1996, when compared to 1995, primarily due to increased natural gas and coal costs.
Fuel used in generation expense decreased $49.2 million during 1995, as compared to the prior year, primarily due to decreased natural gas prices and decreased generation.

     Purchased power expense increased $23.4 million in 1996 primarily due to purchases in connection with increased non-regulated power marketing sales and the availability of limited quantities of lower cost energy available for purchase. Purchased power expense increased $45.5 million in 1995, as compared to 1994, primarily due to increased purchases from QFs as mandated by certain regulatory agencies. The cost of electric energy purchased from QFs is over 50% higher per Kwh than that purchased from other suppliers.

GAS OPERATIONS

     The following table details the annual change in revenues from gas sales and gas purchased for resale as compared to the preceding year:

                                              INCREASE (DECREASE)
                                               FROM PRIOR YEARS
                                                1996      1995
                                             (THOUSANDS OF DOLLARS)

Revenues from gas sales ..................    $11,211   $ 7,281
Gas purchased for resale .................        483    (5,197)
                                              -------   --------
 Net increase in gas sales margin ........    $10,728   $12,478
                                              -------   --------
                                              -------   --------

The following table summarizes gas deliveries by major customer classes:

                                              MILLIONS OF         % CHANGE*
                                             DTH DELIVERIES    FROM PRIOR YEARS
                                             --------------    ----------------
                                              1996    1995       1996     1995
                                              ----    ----       ----     ----
Residential ................................  86.1    82.2       4.8%     5.4%
Commercial .................................  50.1    50.5      (0.7)     3.6
Wholesale ..................................   1.6     0.3        **    (38.0)
Non-regulated gas marketing ................  21.8     0.2        **       **
                                             -----   -----
  Total Sales .............................. 159.6   133.2      19.8      4.8
Transportation, gathering and processing ...  91.4    77.1      18.6    (15.8)
                                             -----   -----
  Total .................................... 251.0   210.3      19.4     (3.8)
                                             -----   -----
                                             -----   -----

* Percentages are calculated using unrounded amounts.
** Percentage change is significant, but presentation of the amount is not meaningful.

     Gas sales margin increased in 1996, when compared to 1995, primarily due to higher retail gas sales resulting from customer growth of 3.4% and slightly colder weather. Increased gas marketing activities by non-regulated subsidiaries favorably impacted gas sales margin in 1996. Gas sales margin increased in 1995, as compared to 1994, primarily due to higher retail gas sales resulting from moderate customer growth and approximately 17% colder weather in 1995 than in 1994.

     Gas transportation, gathering and processing revenues increased $4.7 million in 1996, as compared to 1995, primarily due to an increase in transport deliveries resulting from the shifting of various commercial customers to firm transport customers which accelerated in October 1995 with the implementation of new gas rates. Transportation, gathering and processing revenues decreased $7.6 million in 1995 primarily due to the sale of WGG in August 1994 (see Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements.)

     The Company's utility subsidiaries have in place GCA mechanisms for natural gas sales, which recognize the majority of the effects of changes in the cost of gas purchased for resale and adjust revenues to reflect such changes in cost on a timely basis. As a result, the changes in revenues associated with these mechanisms in 1996 and 1995, when compared to the respective preceding year, had little impact on net income. However, the fluctuations in gas sales impact the amount of gas the Company's gas utility subsidiaries must purchase and, therefore, along with increases and decreases in the per-unit cost of gas, affect total gas purchased for resale. In 1996, the increase in the quantity of gas purchased was offset substantially by the lower per unit average cost of gas for the year. The $5.2 million decrease in gas purchased for resale for 1995 is primarily due to lower per unit cost of gas offset, in part, by a slight increase in gas purchases.

NON-FUEL OPERATING EXPENSES

     Other operating and maintenance expenses decreased $14.0 million during 1996, as compared to 1995, primarily due to the favorable impact of the February 9, 1996 settlement agreement with the DOE resolving all spent nuclear fuel storage and disposal issues at Fort St. Vrain (see Note 9. Commitments and Contingencies in the Notes to Supplemental Consolidated Financial Statements), lower labor and employee benefit costs resulting from the hiring freeze instituted in late 1995 and other general cost reductions resulting from the Company's cost containment efforts. These reductions were offset, in part, by higher operating costs from non-regulated operations and higher maintenance costs.

     Other operating and maintenance expenses decreased $17.9 million in 1995, as compared to 1994, primarily due to lower labor and employee benefit costs resulting from the Company's cost containment efforts which included the restructuring and downsizing accomplished by PSCo in 1994 (approximately a $26 million reduction) and the recognition of approximately $8.7 million of involuntary severance costs in 1994. These decreases in 1995 were offset, in part, by the $2.5 million write-off of software costs due to the cancellation of a materials management project, three months of additional amortization of the early retirement/severance program costs totaling $2.2 million and $2.2 million of additional repair costs associated with an early winter snow storm.

     As of December 31, 1996, physical decommissioning of Fort St. Vrain was complete. However, during 1994, additional expenses were recognized aggregating approximately $43.4 million for increased costs associated with the defueling and decommissioning of Fort St. Vrain and the impairment of certain Fort St. Vrain related property and inventory. The additional expense was primarily associated with radiation levels in the reactor core being higher than originally anticipated and increased uncertainty related to spent fuel disposal issues (see Note 9. Commitments and Contingencies in the Notes to Supplemental Consolidated Financial Statements).

     Depreciation and amortization expense increased $19.3 million in 1996 and $5.5 million in 1995 primarily due to higher depreciation expense from property additions and amortization of software costs.

     Income taxes decreased $9.4 million in 1996, as compared to 1995, primarily due to lower pre-tax income, offset, in part, by the write-off of additional investment tax credits for retired property and additional tax benefits at PSRI. The $56.1 million increase in income taxes during 1995, as compared to 1994, is primarily due to higher pre-tax income and the effects of two items recorded in 1994 which served to lower tax expense during that period. These items included: 1) an adjustment associated with the adoption by PSCo of full normalization which was provided for in a rate order issued by the CPUC (approximately $21.3 million), and 2) the true-up of the tax accrual related to the filing of the PSCo 1993 tax return (approximately $5.1 million).

     Other income and deductions decreased $29.1 million during 1996, as compared to the preceding year, primarily due to higher merger and business integration costs ($10.1 million), the write-off by Quixx of an investment in a waste-to-energy cogeneration facility ($16.0 million) and the recognition of certain severance costs ($4.1 million). These decreases were offset, in part, by the sale by Quixx of certain water rights ($7.7 million). Other income and deductions decreased $29.7 million in 1995 primarily due to the net effects of the pre-tax gain of approximately $34.5 million recognized on the sale of WGG in 1994 (see Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements) and $4.8 million of merger and business integration costs, offset, in part, by approximately $3.0 million of interest income recognized as a result of a rate case settlement with New Mexico wholesale customers and the 1994 reversal of the $3.0 million gas search award, as the Colorado Supreme Court reversed an incentive award previously granted by the CPUC.

     In June 1997, Quixx wrote-off its investment of approximately $13.6 million in the Carolina Energy Limited Partnership. Additionally, UE wrote-off its net investment of approximately $2.4 million in this same partnership (see Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements).

     Interest charges and preferred dividends increased $12.0 million during 1996, as compared to 1995 resulting from an increase in long-term debt used to finance capital expenditures and other corporate cash requirements. Interest charges increased $13.4 million during 1995 as compared to 1994. Other interest increased due to higher interest rates and an increased level of short-term borrowings in 1995, the recognition of interest costs related to the over-collection of expenses under the Company's utility subsidiaries cost adjustment mechanisms and higher interest on COLI contracts.

FINANCIAL POSITION

     Accounts receivable increased at December 31, 1996, as compared to 1995, primarily due to overall sales growth, including marketing activities by non-regulated subsidiaries, which was partially offset by a gas refund made late in 1995 that was applied directly to customers' accounts, serving to lower the accounts receivable balance at December 31, 1995. Accounts payable increased primarily due to PSCo's higher gas costs at the end of 1996 and increased activities by non-regulated subsidiaries.

     The $38.5 million decrease in the defueling and decommissioning liability was due to expenditures during 1996. This decrease and the increase in noncurrent investments and receivables were also affected by the February 9, 1996 settlement agreement with the DOE resolving all spent nuclear fuel storage and disposal issues at Fort St. Vrain. Customers' advances for construction decreased by approximately $49.2 million due to a 1996 transfer of amounts to property, plant and equipment, which served to reduce such investments, after determining that these amounts would not be refunded to customers in the future.

COMMITMENTS AND CONTINGENCIES

     Issues relating to regulatory and environmental matters are discussed in
Note 8. Regulatory Matters and Note 9. Commitments and Contingencies in the Notes to Supplemental Consolidated Financial Statements. These matters and the future resolution thereof, may impact the Company's future results of operations, financial position and cash flows.

COMMON STOCK DIVIDEND

     It is currently anticipated that the Company will initially pay dividends on its common stock of $2.32 per share annually. The Company's common stock dividend level is dependent upon the Company's results of operations, financial condition, cash flows, capital requirements and other relevant considerations. The Board of Directors will evaluate the common stock dividend on a quarterly basis.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

                                              1996    1995    1994
                                             ------  ------  ------
Net cash provided by operating activities
   (IN MILLIONS) ........................    $481.2  $558.4  $428.5

     Net cash provided by operating activities decreased $77.2 million in 1996 primarily due to the undercollection of purchased gas and electric energy costs ($62.5 million) and lower cash receipts because of a gas refund that was applied directly to customers' accounts in late 1995. Higher earnings and lower decommissioning and defueling expenditures positively impacted operating cash flows for 1995. The increase in 1995, as compared to 1994, was also significantly impacted by the overcollection of purchased gas and electric energy costs.

     At December 31, 1996, PSCo's decommissioning liability, excluding defueling, was approximately $6.6 million. The remaining expenditures related to this obligation are expected to be incurred over the next year.

The annual decommissioning amount being recovered from customers is approximately $13.9 million which will continue through June 2005. At December 31, 1996, approximately $89.7 million remained to be collected from customers and is reflected as a regulatory asset on the consolidated balance sheet.

                                           1996         1995         1994
                                           ----         ----         ----
Net cash used in investing activities
   (IN  MILLIONS) ...................    $(443.2)     $(407.5)     $(281.9)

     Net cash used in investing activities, which substantially consisted of construction expenditures, was higher in both 1996 and 1995, compared to the respective prior years. Proceeds from the sale of WGG in 1994 and the sale of certain Fuelco properties in 1994 and 1996 reduced the net cash used in investing activities (see Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements).

                                           1996         1995         1994
                                           ----         ----         ----
Net cash used in financing activities
   (IN  MILLIONS) ...................    $(16.3)       $(126.0)    $(169.1)

     Net cash used in financing activities decreased significantly in 1996 primarily due to the issuance of additional long-term debt. Additionally, proceeds of $100 million were received in October 1996 from the issuance of SPS obligated mandatorily redeemable preferred securities of a subsidiary trust. These combined proceeds were used to fund the Company's subsidiaries' construction programs, for other general corporate purposes and to repay short-term indebtedness incurred for such purposes. Cash used in financing activities decreased slightly in 1995 over 1994 primarily due to increased net proceeds from the issuance of long-term debt.

PROSPECTIVE CAPITAL REQUIREMENTS

     The estimated cost as of December 31, 1996 of the Company's subsidiaries construction programs and other capital requirements for the years 1997, 1998 and 1999 are shown in the table below:

                                              1997***    1998     1999
                                              -------    ----     ----
                                                (MILLIONS OF DOLLARS)
Electric
  Production* ..............................   $ 251     $ 208    $ 205
  Transmission .............................      31        31       20
  Distribution .............................     157       123      115
Gas ........................................      73        80       59
General** ..................................      70        57       42
                                               -----     -----    -----
  Total construction expenditures ..........     582       499      441
Less: AFDC .................................      15        15       12
Add: Sinking funds and debt maturities
   and refinancings ........................     301       161      214
                                               -----     -----    -----
Total capital requirements .................   $ 868     $ 645    $ 643
                                               -----     -----    -----
                                               -----     -----    -----

* Capital requirements for Electric Production include approximately $121 million for Fort St. Vrain repowering and approximately $108 million for pollution control equipment.

** Capital requirements in the "General" category include assets leased under a leasing program.

*** The 1997 capital requirements do not include PSCo's $360 million investment in Yorkshire Electricity which was recorded in April 1997 (see Note 2. Acquisition and Divestiture of Investments in the Notes to Supplemental Consolidated Financial Statements).

     The construction programs of the Company's subsidiaries are subject to continuing review and modification. In particular, actual construction expenditures may vary from the estimates due to changes in the electric system projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting the Company's long-term energy needs. In addition, the Company's ongoing evaluation of merger, acquisition and divestiture opportunities to support corporate strategies (see Note 2. Acquisition and Divestiture of Investments in the Supplemental Consolidated Financial Statements for discussion of the 1997 acquisition of Yorkshire Electricity), and future requirements to install pollution control equipment may impact actual capital requirements (see Note 9. Commitments and Contingencies - Environmental Issues in the Notes to Supplemental Consolidated Financial Statements).

CAPITAL SOURCES

     At December 31, 1996, the Company and its subsidiaries estimate that their 1997-1999 capital requirements will be met principally with a combination of funds from external sources and funds from operations. The portion of the Company's construction expenditures to be provided by internally generated funds is anticipated to be approximately 45% in 1997. The Company and its subsidiaries may meet their external capital requirements through the sale of common stock by NCE, the issuance of long-term debt, including first mortgage bonds of NCE subsidiaries, the sale of preferred stock by NCE subsidiaries and the issuance of short-term debt by NCE and its subsidiaries. The Company plans to refinance $360 million of PSCo's outstanding debt through the issuance of NCE common stock within 6 to 18 months, subject to market and other conditions. The financing needs are subject to continuing review and can change depending on market and business conditions and changes, if any, in the construction programs and other capital requirements of the Company and its subsidiaries.

REGISTRATION STATEMENTS

     On June 6, 1997, the Company filed a registration statement with the SEC for the issuance of 10 million shares of common stock to be issued under the Company's Dividend Reinvestment and Cash Payment Plan. Any proceeds received by the Company will be used for general corporate purposes. This program allows for either the purchase of shares on the open market or the issuance of new shares. The Dividend Reinvestment Plan allows the Company's shareholders to purchase additional shares of the Company's common stock through the reinvestment of cash dividends and the purchase of additional shares of common stock with optional cash payments.

SUBSIDIARY REGISTRATION STATEMENTS

     In 1994, PSCo filed a registration statement with the SEC for the issuance of First Collateral Trust Bonds and cumulative preferred stock in an amount not to exceed $306 million. On May 31, 1996, PSCo issued $125 million aggregate principal amount of its First Collateral Trust Bonds under such registration statement.

     In 1996 and in early 1997, PSCo established a $250 million Secured Medium-Term Note Program, Series B and a $150 million Secured Medium-Term Note Program, Series C pursuant to a registration statement for the issuance of $400 million of First Collateral Trust Bonds. All securities under these Medium-Tern Note Programs have been issued.

     SPS has an effective shelf registration statement under which $220 million of debt securities and/or preferred stock are available for issuance.

SHORT-TERM BORROWING ARRANGEMENTS

     NCE is arranging a $225 million credit facility which is expected to be in place shortly after the effective date of the merger. NCE can only borrow $100 million under this credit facility until PSCCC is transferred to NCE.
In addition, NCE has arranged a $30 million bridge loan facility to provide the funds necessary for the repayment of certain pre-merger PSCo subsidiary short-term borrowings to permit the transfer of such subsidiaries to NCE or to NCE's intermediate holding company, NC Enterprises, Inc., on the effective date of the merger.

     PSCo, PSCCC and certain subsidiaries have available committed and uncommitted lines of credit to meet their short-term cash requirements. PSCo and PSCCC have a credit facility with several banks which provides $300 million in committed bank lines of credit and is used primarily to support the issuance of commercial paper by PSCo and PSCCC, and to provide for direct borrowings thereunder. At December 31, 1996, $55.3 million remained unused under this facility. Generally, the banks participating in the credit facility would have no obligation to continue their commitments if there has been a material adverse change in the consolidated financial condition, operations, business or otherwise that would prevent PSCo and PSCCC from performing their obligation under the credit facility. This facility expires on November 17, 2000. Also, PSCo has individual arrangements for uncommitted bank lines of credit which totaled $75 million, and all remained unused at December 31, 1996. These individual arrangements expire on December 31, 1997. PSCo may borrow under uncommitted preapproved lines of credit upon request; however, the banks have no firm commitment to make such loans (see Note 6. Short-term Borrowing Arrangements in the Notes to Supplemental Consolidated financial Statements).

     PSCCC may periodically issue medium-term notes (in addition to the short-term debt discussed above) to supplement the financing/purchase of PSCo's customer accounts receivable and fossil fuel inventories. As of December 31, 1996, PSCCC had issued and had outstanding $100 million in medium-term notes. The level of financing of PSCCC is tied directly to daily changes in the level of PSCo's outstanding customer accounts receivable and monthly changes in fossil fuel inventories and will vary minimally from year to year although seasonal fluctuations in the level of assets will cause corresponding fluctuations in the level of associated financing.

     On April 30, 1997, PSCo entered into a new credit facility providing an additional $125 million in committed bank lines of credit. The facility expires on April 30, 1998.

     Arrangements by SPS for committed lines of credit are maintained by a combination of fee payments and compensating balances. At December 31, 1996, $171.0 million of such balances were maintained through a fee and $9.0 million required account deposits of 1 1/2% of the unused portion of the loan commitment. Unsecured borrowings permitted under bank lines of credit were $180 million in 1996.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO NEW CENTURY ENERGIES, INC:

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Public Service Company of Colorado (a Colorado corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, included in Public Service Company of Colorado's 1996 Annual Report on Form 10-K, which also includes our report dated February 24, 1997. Our report expressed an unqualified opinion on those statements based on our audits.

We have also made a similar audit of the accompanying supplemental consolidated balance sheets of New Century Energies, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated statements give retroactive effect to the merger between Public Service Company of Colorado and Southwestern Public Service Company on August 1, 1997, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We did not audit the consolidated financial statements of Southwestern Public Service Company for the years ended December 31, 1996 and August 31, 1995 and 1994, included in the supplemental consolidated financial statements of New Century Energies, Inc., which statements reflect total assets constituting 31% and 31% in 1996 and 1995, respectively, and total revenues constituting 31%, 30% and 30% in 1996, 1995 and 1994, respectively, of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Southwestern Public Service Company, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audit and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Century Energies, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger between Public Service Company of Colorado and Southwestern Public Service Company as described in Note 1, all in conformity with generally accepted accounting principles.


Denver, Colorado                                           ARTHUR ANDERSEN LLP
August 1, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

New Century Energies, Inc.:

We have audited the consolidated balance sheets and statements of capitalization of Southwestern Public Service Company and subsidiaries as of December 31, 1996 and August 31, 1995 and 1994, and the related consolidated statements of earnings, common shareholders' equity and cash flows for the years ended December 31, 1996 and August 31, 1995 and 1994 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Southwestern Public Service Company and subsidiaries at December 31, 1996 and August 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1996 and August 31, 1995 and 1994, in conformity with generally accepted accounting principles.

                                                 DELOITTE & TOUCHE LLP
Dallas, Texas
February 28, 1997
(June 19, 1997, as to the Carolina Energy
 Limited Partnership (Note 2 herein))

                  NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                              (THOUSANDS OF DOLLARS)
                      DECEMBER 31, 1996 AND 1995 (NOTE 1)

                                      ASSETS

                                                                          1996         1995
                                                                     -----------   -----------
Property, plant and equipment, at cost:
  Electric                                                           $ 6,448,993   $ 6,117,756
  Gas                                                                  1,035,394       989,215
  Steam and other                                                        115,766       127,612
  Common to all departments                                              418,262       380,809
  Construction in progress                                               260,943       223,606
                                                                     -----------   -----------
                                                                       8,279,358     7,838,998
Less: accumulated depreciation                                         2,990,275     2,783,490
                                                                     -----------   -----------
    Total property, plant and equipment                                5,289,083     5,055,508
                                                                     -----------   -----------


Investments, at cost, and receivables                                     80,996        60,513
                                                                     -----------   -----------


Current assets:
  Cash and temporary cash investments                                     50,015        51,553
  Accounts receivable, less reserve for uncollectible accounts
    ($6,623 at December 31, 1996; $6,124 at December 31, 1995)           285,912       197,993
  Accrued unbilled revenues (Note 1)                                     106,198       125,615
  Recoverable purchased gas and electric energy costs - net (Note 1)      47,003             -
  Materials and supplies, at average cost                                 66,748        75,827
  Fuel inventory, at average cost                                         27,059        37,999
  Gas in underground storage, at cost (LIFO)                              42,826        44,900
  Current portion of accumulated deferred income taxes (Note 12)               -        22,327
  Regulatory assets recoverable within one year (Note 1)                  52,110        48,247
  Prepaid expenses and other                                              46,773        40,504
                                                                     -----------   -----------
    Total current assets                                                 724,644       644,965
                                                                     -----------   -----------


Deferred charges:
  Regulatory assets (Note 1)                                             414,001       421,877
  Unamortized debt expense                                                20,839        16,020
  Other                                                                   87,879        61,911
                                                                     -----------   -----------
    Total deferred charges                                               522,719       499,808
                                                                     -----------   -----------
                                                                     $ 6,617,442   $ 6,260,794
                                                                     -----------   -----------
                                                                     -----------   -----------


              The accompanying notes to supplemental consolidated financial statements are an integral part of these financial statements.

                   NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                            (THOUSANDS OF DOLLARS)
                      DECEMBER 31, 1996 AND 1995 (NOTE 1)

                             CAPITAL AND LIABILITIES

                                                                        1996         1995
                                                                   -----------   -----------
Common stock (Note 3)                                              $ 1,396,849   $ 1,344,400
Retained earnings                                                      773,191       719,997
                                                                   -----------   -----------
    Total common equity                                              2,170,040     2,064,397

Preferred stock of subsidiaries (Note 3):
  Not subject to mandatory redemption                                  140,008       212,688
  Subject to mandatory redemption at par                                39,913        41,289
SPS obligated  mandatorily redeemable preferred securities
  of subsidiary trust holding solely subordinated debentures
  of SPS (Note 4)                                                      100,000             -

Long-term debt of subsidiaries (Note 5)                              1,879,928     1,771,625
                                                                   -----------   -----------
                                                                     4,329,889     4,089,999
                                                                   -----------   -----------

Noncurrent liabilities:
  Employees' postretirement benefits other than pensions (Note 11)      58,551        51,872
  Employees' postemployment benefits (Note 11)                          27,551        26,581
  Defueling and decommissioning liability (Note 9)                           -        23,115
                                                                   -----------   -----------
    Total noncurrent liabilities                                        86,102       101,568
                                                                   -----------   -----------

Current liabilities:
  Notes payable and commercial paper (Note 6)                          298,561       288,050
  Long-term debt due within one year                                   170,261        83,112
  Preferred stock subject to mandatory redemption within one year
  (Note 3)                                                               2,576         2,576
  Accounts payable                                                     317,260       208,460
  Dividends payable                                                     36,973        57,789
  Recovered purchased gas and electric energy costs - net (Note 1)           -        15,477
  Customers' deposits                                                   27,283        23,748
  Accrued taxes                                                         78,989        95,150
  Accrued interest                                                      46,948        41,138
  Current portion of defueling and decommissioning liability (Note 9)    8,665        24,055
  Current portion of accumulated deferred income taxes (Note 12)         8,143             -
  Other                                                                 97,799       106,253
                                                                   -----------   -----------
    Total current liabilities                                        1,093,458       945,808
                                                                   -----------   -----------

Deferred credits:
  Customers' advances for construction                                  50,635        99,845
  Unamortized investment tax credits                                   111,647       119,237
  Accumulated deferred income taxes (Note 12)                          906,354       852,937
  Other                                                                 39,357        51,400
                                                                   -----------   -----------
    Total deferred credits                                           1,107,993     1,123,419
                                                                   -----------   -----------

Commitments and contingencies (Note 9)                             -----------   -----------
                                                                   $ 6,617,442   $ 6,260,794
                                                                   -----------   -----------
                                                                   -----------   -----------

        The accompanying notes to supplemental consolidated financial statements are an integral part of these financial statements.

                  NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                  (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
              YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (NOTE 1)


                                                                     1996          1995         1994
                                                                 -----------   -----------   -----------
Operating revenues:
  Electric                                                       $ 2,416,539   $ 2,283,179   $ 2,243,284
  Gas                                                                640,497       624,585       624,922
  Other                                                               73,946        84,354        67,201
                                                                 -----------   -----------   -----------
                                                                   3,130,982     2,992,118     2,935,407

Operating expenses:
  Fuel used in generation                                            635,280       552,047       601,325
  Purchased power                                                    510,582       487,199       441,691
  Gas purchased for resale                                           393,163       392,680       397,877
  Other operating expenses                                           469,757       488,732       505,129
  Maintenance                                                         98,824        93,876        95,396
  Defueling and decommissioning (Note 9)                                   -             -        43,376
  Depreciation and amortization                                      224,865       205,584       200,052
  Taxes (other than income taxes)                                    128,980       125,146       128,858
  Income taxes (Note 12)                                             153,653       163,005       106,888
                                                                 -----------   -----------   -----------
                                                                   2,615,104     2,508,269     2,520,592
                                                                 -----------   -----------   -----------
Operating  income                                                    515,878       483,849       414,815

Other income and deductions:
  Allowance for equity funds used during construction                    936         4,011         3,699
  Gain on sale of WestGas Gathering, Inc. (Note 2)                         -             -        34,485
  Miscellaneous income and deductions - net (Notes 1 and 2)          (29,217)       (3,149)       (7,648)
                                                                 -----------   -----------   -----------
                                                                     (28,281)          862        30,536

Interest charges and preferred dividends:
  Interest on long-term debt                                         138,301       127,015       126,898
  Amortization of debt discount and expense less premium               5,766         5,316         5,149
  Other interest                                                      63,639        59,823        45,930
  Allowance for borrowed funds used during construction               (5,945)       (5,776)       (5,063)
  Dividends on SPS obligated  mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated
   debentures of SPS                                                   1,526             -             -
  Dividend requirements on preferred stock of subsidiaries            11,969        16,841        16,892
                                                                 -----------   -----------   -----------
                                                                     215,256       203,219       189,806
                                                                 -----------   -----------   -----------
Net income                                                       $   272,341   $   281,492   $   255,545
                                                                 -----------   -----------   -----------
                                                                 -----------   -----------   -----------
Weighted average common shares outstanding                           103,059       101,804       100,419
                                                                 -----------   -----------   -----------
                                                                 -----------   -----------   -----------
Earnings per weighted average share of common stock outstanding  $      2.64   $      2.77   $      2.54
                                                                 -----------   -----------   -----------
                                                                 -----------   -----------   -----------

            The accompanying notes to supplemental consolidated financial statements are an integral part of this statement.

                NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              (THOUSANDS OF DOLLARS, EXCEPT SHARE INFORMATION)
            YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (NOTE 1)

                                                            COMMON STOCK, $1 PAR VALUE
                                                            --------------------------                   RETAINED
                                                                SHARES        AMOUNT   PAID IN CAPITAL   EARNINGS      TOTAL
                                                            ------------     --------- ---------------  ---------   ----------
Balance at January 1, 1994                                    99,329,388     $ 99,330     $1,158,812    $ 614,943   $1,873,085
Net income                                                             -            -              -      255,545      255,545
Dividends declared on Common stock                                     -            -              -     (213,399)    (213,399)
Issuance of common stock
  Employees' Savings Plan                                        334,223          334          9,776            -       10,110
  Dividend Reinvestment Plan                                   1,355,104        1,355         36,728            -       38,083
  Omnibus Incentive Plan                                           7,892            8            219            -          227
Other                                                                  -            -              -            3            3
                                                             -----------     --------     ----------    ---------   ----------

Balance at December 31, 1994                                 101,026,607      101,027      1,205,535      657,092    1,963,654
Net income                                                             -            -              -      281,492      281,492
Dividends declared on Common stock                                     -            -              -     (218,606)    (218,606)
Issuance of common stock
  Employees' Savings Plan                                        310,546          310          9,395            -        9,705
  Dividend Reinvestment Plan                                     889,331          889         27,133            -       28,022
  Omnibus Incentive Plan                                           3,657            4            107            -          111
Other                                                                  -            -              -           19           19
SPS transitional period to calendar year-end
 (Notes 1 &15)
  Net Income                                                           -            -              -       28,573       28,573
  Dividends declared on Common Stock                                   -            -              -      (22,505)     (22,505)
  Other                                                                -            -          1,108            -        1,108
                                                             -----------     --------     ----------    ---------   ----------

Balance at December 31, 1995                                 102,230,141      102,230      1,243,278      726,065    2,071,573
Net income                                                             -            -              -      272,341      272,341
Dividends declared on Common stock                                     -            -              -     (225,130)    (225,130)
Issuance of common stock
  Employees' Savings Plan                                        274,934          275          9,519            -        9,794
  Dividend Reinvestment Plan                                     809,603          810         27,818            -       28,628
  Omnibus Incentive Plan                                          58,346           58          1,661            -        1,719
  Acquisitions (Note 2)                                          317,748          318         10,882            -       11,200
Other                                                                  -            -              -          (85)         (85)
                                                             -----------     --------     ----------    ---------   ----------

Balance at December 31, 1996                                 103,690,772     $103,691     $1,293,158    $ 773,191   $2,170,040
                                                             -----------     --------     ----------    ---------   ----------
                                                             -----------     --------     ----------    ---------   ----------

Authorized shares of common stock were 260  million at December 31, 1996, 1995 and 1994

                          The accompanying notes to supplemental consolidated financial statements are an integral part of these financial statements.

                 NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
             SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (THOUSANDS OF DOLLARS)
            YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (NOTE 1)

                                                                                          1996        1995        1994
                                                                                        ---------   ---------   ---------
Operating activities:
  Net income                                                                             $ 272,341   $ 281,492   $ 255,545
    Adjustments to reconcile net income to net
     cash provided by operating activities (Note 1):
      Depreciation and amortization                                                        225,264     206,439     203,394
      Defueling and decommissioning expenses                                                     -           -      43,376
      Gain on sale of WestGas Gathering, Inc.                                                    -           -     (34,485)
      Amortization of investment tax credits                                                (7,507)     (5,348)     (5,799)
      Deferred income taxes                                                                 69,116      48,637      45,548
      Allowance for equity funds used during construction                                     (936)     (4,011)     (3,699)
      Change in accounts receivable                                                        (92,600)     34,829     (12,201)
      Change in inventories                                                                 23,479         837       8,512
      Change in other current assets                                                       (54,508)      2,475      (1,695)
      Change in accounts payable                                                           141,771     (21,756)    (34,599)
      Change in other current liabilities                                                  (85,321)     33,628     (35,118)
      Change in deferred amounts                                                           (24,771)    (20,385)    (33,920)
      Change in noncurrent liabilities                                                      (9,725)     (5,367)     15,321
      Other                                                                                 17,297       6,905      13,234
                                                                                         ---------   ---------   ---------
        Net cash provided by operating activities                                          481,182     558,375     428,486

Investing activities:
  Construction expenditures                                                               (454,968)   (380,407)   (409,485)
  Allowance for equity funds used during construction                                          936       4,011       3,699
  Proceeds from sale of WestGas Gathering, Inc.                                                  -           -      87,000
  Proceeds from disposition of property, plant and equipment                                24,292       2,470      49,438
  Payment for purchase of companies, net of cash acquired (Note 2)                           3,649           -           -
  Purchase of other investments                                                            (17,790)    (38,468)    (13,718)
  Sale of other investments                                                                    664       4,898       1,148
                                                                                         ---------   ---------   ---------
       Net cash used in investing activities                                              (443,217)   (407,496)   (281,918)

Financing activities:
  Proceeds from sale of common stock (Note 1)                                               30,115      28,030      38,086
  Proceeds from sale of long-term notes and bonds (Note 1)                                 359,715     178,064     250,068
  Proceeds from sale of  SPS obligated mandatorily redeemable preferred securities
   of subsidiary trust holding solely subordinated debentures of SPS                       100,000           -           -
  Redemption of long-term notes and bonds                                                 (175,298)    (61,593)   (307,379)
  Short-term borrowings - net                                                             (105,739)    (51,744)     62,919
  Retirement of preferred stock of subsidiaries                                             (1,636)     (1,376)       (213)
  Dividends on common stock                                                               (223,414)   (217,372)   (212,551)
                                                                                         ---------   ---------   ---------
       Net cash used in financing activities                                               (16,256)   (125,991)   (169,070)
                                                                                         ---------   ---------   ---------
       Net increase (decrease) in cash and temporary cash investments                       21,709      24,888     (22,502)
       Cash and temporary cash investments at beginning of year                             51,553      26,665      49,167
       Net decrease in cash and  temporary cash investments for SPS for the
        transition period  (Notes 1 and 15)                                                (23,247)          -           -
                                                                                         ---------   ---------   ---------
       Cash and temporary cash investments at end of year                                $  50,015   $  51,553   $  26,665
                                                                                         ---------   ---------   ---------
                                                                                         ---------   ---------   ---------

                        The accompanying notes to supplemental consolidated financial statements are an integral part of these financial statements.

                NEW CENTURY ENERGIES INC. AND SUBSIDIARIES

         NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MERGER AND SUPPLEMENTAL FINANCIAL STATEMENTS (BASIS OF PRESENTATION)

     Effective August 1, 1997, following the receipt of all required state and Federal regulatory approvals, PSCo and SPS combined to form NCE. The supplemental consolidated financial statements reflect the accounting for the Merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the Merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The 1996 supplemental consolidated financial statements combine the historical audited consolidated financial statements for both PSCo and SPS as of and for the year ended December 31, 1996. The 1995 and 1994 supplemental statements combine the historical audited consolidated financial statements of PSCo as of and for the years ended December 31, 1995 and 1994, respectively, with the historical audited consolidated financial statements of SPS as of and for the years ended August 31, 1995 and 1994, respectively. Certain items have been reclassified in the accompanying supplemental consolidated financial statements to conform to the presentation used by the Company.

     The supplemental consolidated financial statements reflect the conversion of each outstanding share of PSCo Common Stock into one share of NCE Common Stock, and each outstanding share of SPS Common Stock into 0.95 of one share of NCE Common Stock in accordance with the terms of the Merger Agreement.

     References to the Company are to NCE on a consolidated basis; however, in certain circumstances, the separate subsidiaries are separately referred to in order to distinguish between the different business activities of the companies.

     Operating revenues and net income for the three years in the period ended December 31, 1996, consistent with NCE presentation, were as follows (in millions):

                                        PSCo       SPS      NCE*
                                       ------     ----     ------
Year ended December 31, 1996:
  Operating revenues                   $2,171     $960     $3,131
  Net income                              190       94        272

Year ended December 31, 1995:
  Operating revenues                   $2,111     $881**   $2,992
  Net income                              179      119        281

Year ended December 31, 1994:
  Operating revenues                   $2,057     $878**   $2,935
  Net income                              170      102        256

* NCE's net income is net of dividend requirements on preferred stock of subsidiaries.

** SPS operating revenues have been reclassified to include non-utility operating revenues, consistent with the NCE presentation.

BUSINESS, UTILITY OPERATIONS AND REGULATION

     NCE will be a registered holding company under the PUHCA whose utility subsidiaries will be engaged in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. Both the Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The utility subsidiaries are subject to regulation by the FERC and state utility commissions in Colorado, Texas, New Mexico, Wyoming, Kansas and Oklahoma. Over 90% of the Company's revenues are derived from its regulated utility operations.

     REGULATORY ASSETS AND LIABILITIES

     The Company's regulated subsidiaries prepare their financial statements in accordance with the provisions of SFAS 71, as amended. SFAS 71 recognizes that accounting for rate regulated enterprises should reflect the relationship of costs and revenues introduced by rate regulation. A regulated utility may defer recognition of a cost (a regulatory asset) or recognize an obligation (a regulatory liability) if it is probable that, through the ratemaking process, there will be a corresponding increase or decrease in revenues. During 1996, NCE's subsidiaries adopted SFAS 121 which imposes stricter criteria for the continued recognition of regulatory assets on the balance sheet by requiring that such assets be probable of future recovery at each balance sheet date. The adoption of this statement did not have a material impact on the Company's results of operations, financial position or cash flows. The following regulatory assets are reflected in the Company's supplemental consolidated balance sheets:

                                               1996           1995
                                             --------       --------
                                              (THOUSANDS OF DOLLARS)

Nuclear decommissioning costs                $ 89,731       $ 97,801
Income taxes (Note 12)                        179,757        184,441
Employees' postretirement benefits
 other than pensions (Note 11)                 57,641         50,119
Early retirement costs (Note 11)               15,505         24,366
Employees' postemployment benefits (Note 11)   24,797         23,500
Demand-side management costs                   41,462         30,188
Unamortized debt reacquisition costs           39,794         43,202
Other                                          17,424         16,507
                                             --------       --------
  Total                                       466,111        470,124
Classified as current                          52,110         48,247
                                             --------       --------
Classified as noncurrent                     $414,001       $421,877
                                             ========       ========

     The regulatory assets of the Company's regulated subsidiaries as of December 31, 1996 are reflected in rates charged to customers over periods ranging from two to thirty years. Refer to the discussion below or the Notes to Supplemental Consolidated Financial Statements as listed in the above table for a more detailed discussion regarding recovery periods. The Company believes its utility subsidiaries will continue to be subject to rate regulation. In the event that a portion of the Company's operations is no longer subject to the provisions of SFAS 71 as a result of a change in regulation or the effects of competition, the Company's subsidiaries could be required to write-off related regulatory assets, determine any impairment to other assets resulting from deregulation and write-down any impaired assets to their estimated fair value which could have a material adverse effect on the Company's financial position, results of operations or cash flows.

     Effective July 1, 1993, PSCo began collecting from customers nuclear decommissioning costs expected to total approximately $124.4 million (plus a 9% carrying cost). Such amount, which is being collected over a twelve year period, represented the inflation-adjusted estimated remaining cost of decommissioning activities not previously recognized as expense at the time of CPUC approval. PSCo is recovering approximately $13.9 million per year from its customers for such costs.

     On January 27, 1997, the CPUC issued its order on PSCo's 1996 gas rate case. The CPUC allowed recovery of postemployment benefit costs on an accrual basis under SFAS 112 and denied amortization of the approximately $8.7 million regulatory asset recognized upon the adoption of SFAS 112 (see Note 11. Employee Benefits - Postemployment Benefits). PSCo has appealed in the district court the decision related to this issue and is assessing the impact of this decision on the future recovery of the electric jurisdictional portion of postemployment benefit costs totaling approximately $13.8 million. PSCo believes that it will be successful on appeal and that the associated regulatory asset is realizable. If PSCo is ultimately unsuccessful, these amounts will be written off.

     Certain costs associated with PSCo's DSM programs are deferred and recovered in rates over five to seven year periods through the DSMCA. Non-labor incremental expenses, carrying costs associated with deferred DSM costs and incentives associated with approved DSM programs are recovered on an annual basis. Costs associated with SPS's DSM programs are also deferred and, as part of a negotiated settlement agreement reached in July 1995, will be included in rate base and cost of service in future PUCT proceedings.

     Costs incurred to reacquire debt prior to scheduled maturity dates are deferred and amortized over the life of the debt issued to finance the reacquisition or as approved by the applicable regulatory authority.

     In early 1997, SPS recorded an approximately $22.3 million regulatory asset associated with the Thunder Basin judgment pending authorization of recovery from the PUCT and the NMPUC (See Note 8. Regulatory Matters in the Notes to Supplemental Consolidated Financial Statements). Management believes that the judgment amount paid is recoverable from customers. On September 17, 1996, the FERC issued an order granting SPS conditional approval to collect the FERC jurisdictional portion of the judgment from wholesale customers. Therefore, Management believes that the ultimate resolution will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

     RECOVERED/RECOVERABLE PURCHASED GAS AND ELECTRIC ENERGY COSTS - NET

     The Company's utility subsidiaries have adjustment mechanisms in place which allow for the recovery of certain purchased gas and electric energy costs in excess of the level of such costs included in base rates. Currently, these cost adjustment tariffs are revised periodically, as prescribed by the appropriate regulatory agencies, for any difference between the total amount collected under the clauses and the recoverable costs incurred (see Note 8. Regulatory Matters - Electric and Gas Cost Adjustments).

     OTHER PROPERTY

     Property, plant and equipment includes approximately $18.4 million and $25.4 million, respectively, for costs associated with the engineering design of the future Pawnee 2 generating station and certain water rights located in southeastern Colorado, also obtained for a future generating station. PSCo is earning a return on these investments based on its weighted average cost of debt and preferred stock in accordance with a CPUC rate order.

     NON-UTILITY SUBSIDIARIES

     The Company's net investment in its non-utility subsidiaries approximated 8.5% of common equity at December 31, 1996. The subsidiaries are principally involved in engineering, design and construction management, non-regulated energy services, including gas and power marketing, the management of real estate and certain life insurance policies, the financing of certain current assets of PSCo and the investment in cogeneration facilities, foreign utility companies, EWG's and other non-utility investments.

MANAGEMENT ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION

     The Company follows the practice of consolidating the accounts of its majority owned and controlled subsidiaries. The Company recognizes equity in income from its unconsolidated investments accounted for under the equity method of accounting. All intercompany items and transactions have been eliminated.

REVENUE RECOGNITION

     The Company's utility subsidiaries accrue for estimated unbilled revenues for services provided after the meters were last read on a cycle billing basis through the end of each year.

STATEMENTS OF CASH FLOWS

     For purposes of the supplemental consolidated statements of cash flows, the Company and its subsidiaries consider all temporary cash investments to be cash equivalents. These temporary cash investments are securities having original maturities of three months or less or having longer maturities but with put dates of three months or less.

     INCOME TAXES AND INTEREST (EXCLUDING AMOUNTS CAPITALIZED) PAID:

                                                   1996       1995       1994
                                                 --------   --------   --------
                                                      (THOUSANDS OF DOLLARS)

Income taxes                                     $117,121   $108,750   $ 88,889
Interest                                         $197,073   $182,913   $165,819

     NON-CASH TRANSACTIONS:

     Shares of PSCo common stock (274,934 in 1996, 310,546 in 1995 and 334,223 in 1994), valued at the market price on date of issuance (approximately $10 million for each year), were issued to the Employees' Savings and Stock Ownership Plan of Public Service Company of Colorado and Participating Subsidiary Companies. The estimated issuance values were recognized in other operating expenses during the respective preceding years. Shares of PSCo common stock (6,673 in 1996, 3,390 in 1995 and 7,892 in 1994), valued at the market price on the date of issuance ($0.2 million in 1996, $0.1 million in 1995 and $0.2 million in 1994), were issued to certain executives pursuant to the applicable provisions of the executive compensation plans.

     During 1996, PSCo exchanged shares of its common stock in connection with the acquisition of TOG and TOP. During 1994, PSCo sold all of its outstanding common stock of WGG (see Note 2. Acquisition and Divestiture of Investments). Cash flows from operating activities reflect the changes in assets and liabilities, net of the effects from these acquisitions and divestiture.

     A $40.5 million capital lease obligation was recognized in 1995 in connection with a 30-year gas storage facility agreement. Additionally, other capital lease obligations totaling approximately $0.1 million were recognized in 1995. A $16.8 million capital lease obligation was incurred for computer equipment in 1994.

PROPERTY AND DEPRECIATION

     Replacements and betterments representing units of property are capitalized. Maintenance and repairs of property and replacements of items of property determined to be less than a unit of property are charged to operations as maintenance. The cost of units of property retired, together with cost or removal, less salvage, is charged against accumulated depreciation.

     Provisions for depreciation of property for financial accounting purposes are based on straight-line composite rates applied to the various classes of depreciable property. Depreciation rates include provisions for disposal and removal costs of property, plant and equipment. Depreciation expense, expressed as a percentage of average depreciable property, ranged approximately 2.7%-2.85% for the year ended December 31, 1996, 2.6%-2.86% in 1995 and 2.6%-2.83% in 1994. For income tax purposes, the Company and its subsidiaries use accelerated depreciation and other elections provided by the tax laws.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

     AFDC, as defined in the system of accounts prescribed by the FERC, represents the net cost during the period of construction of borrowed funds used for construction purposes, and a reasonable rate on funds derived from other sources. AFDC does not represent current cash earnings. The Company's regulated subsidiaries capitalize AFDC as a part of the cost of utility plant. The AFDC ranges of rates used during 1996, 1995 and 1994 were 5.67%-6.78%, 6.5%-7.97% and 6.2%-8.75%, respectively.

MISCELLANEOUS INCOME AND DEDUCTIONS - NET

     Miscellaneous income and deductions - net includes items which are non-operating in nature or, in general, are not considered in the ratemaking process. Such items include, among other things, merger and business integration costs, contributions, gains and losses on the sale of property, investment impairments, certain executive severance costs and environmental settlement costs.

INCOME TAXES

     The Company and its subsidiaries will file consolidated Federal and state income tax returns. Income taxes are allocated to the subsidiaries based on separate company computations of taxable income or loss. Investment tax credits have been deferred and are being amortized over the service lives of the related property. Deferred taxes are provided on temporary differences between the financial accounting and tax bases of assets and liabilities using the tax rates which are in effect at the balance sheet date (see Note 12. Income Taxes).

STOCK-BASED COMPENSATION

     As allowed by SFAS 123, the Company uses the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 -"Accounting for Stock Issued to Employees," in accounting for its stock-based compensation plan (see Note 11. Employee Benefits - Incentive Compensation).

GAS IN UNDERGROUND STORAGE

     Gas in underground storage is accounted for under the last-in, first-out
(LIFO) cost method. The estimated replacement cost of gas in underground storage at December 31, 1996 and 1995 exceeded the LIFO cost by approximately $52.2 million and $5.3 million, respectively.

CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES

     The following amounts related to COLI contracts, issued by one major insurance company, are recorded as a component of Investments, at cost, and receivables on the consolidated balance sheets:

                                                  1996       1995
                                                --------   --------
                                               (THOUSANDS OF DOLLARS)

Cash surrender value of contracts               $359,136   $311,097
Borrowings against contracts                     356,421    308,833
                                                --------   --------
  Net investment in life insurance contracts    $  2,715   $  2,264
                                                ========   ========

     On August 2, 1996, Congress passed legislation that will phase out tax benefits associated with certain COLI policies. The legislation had minimal impact on the Company's COLI policies as all policies entered into prior to July 1, 1986 were grandfathered under the legislation.

2. ACQUISITION AND DIVESTITURE OF INVESTMENTS

ACQUISITION OF YORKSHIRE ELECTRICITY

     On April 1, 1997, Yorkshire Holdings, a joint venture between PSCo and AEP, declared the cash tender offer for all of the outstanding and to be issued ordinary shares of Yorkshire Electricity wholly unconditional in all respects and, thereby, committed the joint venture to purchase all the outstanding shares of Yorkshire Electricity. As of June 30, 1997, valid acceptances of Yorkshire Holdings' offer to purchase shares of Yorkshire Electricity had been received representing virtually 100% of Yorkshire Electricity's issued share capital.

     Total consideration paid by Yorkshire Holdings was approximately $2.4 billion (1.5 billion pounds sterling). Yorkshire Holdings, is a wholly-owned subsidiary of Yorkshire Power Group Ltd. ("Yorkshire Power"), which is equally owned by subsidiary companies of PSCo and AEP. The acquisition has been financed by Yorkshire Power through a combination of approximately 25% equity and 75% debt, including the assumption of the existing debt of Yorkshire Electricity. The funds for the acquisition were obtained from PSCo's and AEP's investment in Yorkshire Power of approximately $360 million (220 pounds sterling) each, with the remainder to be obtained by Yorkshire Power through the issuance of non-recourse debt. Yorkshire Power will, in turn, fund Yorkshire Holdings for the purpose of the acquisition. PSCo funded its entire equity investment in Yorkshire Power through $250 million of publicly issued secured medium-term notes with varying maturities and drawings of $110 million on its short-term lines of credit pursuant to its short-term credit agreement with Bank of America as agent.

     Effective April 1, 1997, PSCo recorded its 50% ownership interest in Yorkshire Electricity, which is accounted for using the equity method of accounting.

     On July 2, 1997, the United Kingdom's Labour Party proposed a budget that includes a windfall tax on certain privatized business entities. The windfall tax liability for Yorkshire Electricity is estimated to be 135 million pounds sterling ($222 million). The tax is expected to be enacted in the third quarter of 1997 and would be payable in two installments with the first in December 1997 and the second installment a year later. PSCo's share of the proposed tax is estimated to be approximately $111 million. The net earnings effect on PSCo of the proposed tax is currently being assessed and is expected to be recorded when the proposed tax is enacted.

ACQUISITION OF TEXAS-OHIO GAS, INC. AND TEXAS-OHIO PIPELINE, INC.

     Effective September 1, 1996, e prime acquired all of the outstanding stock of TOG and TOP in exchange for a combination of common stock of PSCo and cash. Such acquisitions were accounted for using the purchase method and the acquired assets and liabilities have been valued at their estimated fair market values as of the date of acquisition. These companies are primarily engaged in gas brokering and marketing activities and are subsidiaries of e prime.

ACQUISITION OF TNP PROPERTIES

     In September 1995, SPS purchased properties of TNP located in the Texas Panhandle area for $29.2 million. The purchase added approximately 8,000 customers and was accounted for using the purchase method. Cost recovery of this amount was allowed by the PUCT through a rate surcharge over a ten-year period.

ACQUISITION OF YOUNG GAS STORAGE COMPANY

     On June 25, 1995, PSCo acquired all of the outstanding stock of Young Gas Storage Company ("YGSC") for $6.3 million. The acquisition was accounted for using the purchase method. On February 1, 1996, PSCo contributed the common stock of YGSC to e prime. YGSC owns a 47.5% interest in Young Gas Storage Company, Ltd. ("Young Storage"), which owns and operates an underground gas storage facility in northeastern Colorado.

SALE OF WESTGAS GATHERING, INC.

     In August 1994, PSCo sold all of its outstanding common stock of WGG, its wholly-owned subsidiary, and certain related operating assets which were used by WGG for approximately $87 million, subject to certain final closing adjustments. PSCo recognized a pre-tax gain of approximately $34.5 million ($19.5 million after-tax or approximately 31 cents per share). In the first quarter of 1995, PSCo recognized $2.1 million of this gain as an amount to be refunded to customers in accordance with a March 20, 1995 settlement with the OCC. The refund was completed in late 1995.

BCH ENERGY LIMITED PARTNERSHIP INVESTMENT

     Quixx holds a 49% limited partnership interest in BCH Energy Limited Partnership which owns a waste-to-energy cogeneration facility located near Fayetteville, North Carolina. Limited commercial operation of the BCH project began in June 1996; however, the facility did not achieve the expected performance level. An effort was made to restructure the project but it was not possible to achieve the required improvements on economically viable terms; therefore, in December 1996, Quixx wrote-off its investment of approximately $16 million in this project.

QUIXX UNDERGROUND WATER RIGHTS

     During 1996, Quixx sold a portion of its underground water rights for approximately $14 million. Quixx recognized an after-tax gain on the sale of these water rights of approximately $7.7 million.

CAROLINA ENERGY LIMITED PARTNERSHIP INVESTMENT

     The Carolina Energy Partnership is similar to the BCH project, but with design modifications. Construction was originally scheduled to be completed later in 1997 but was halted pending an independent analysis of the project's engineering and financial viability. Additionally, the banks providing debt financing to the project withheld funds for continued construction. Quixx, UE, other equity owners, senior creditors and the constructor have been unable to restructure the project on mutually agreeable terms. The construction contractor is demobilizing and, in June 1997, the creditors initiated remedies provided under the credit agreement. Accordingly, Management has determined it is unlikely the project will be completed under the present ownership, if at all, and Quixx's and UE's investments in the Carolina Energy Limited Partnership are unlikely to be recovered.

     As a consequence, in June 1997, Quixx wrote-off its investment of approximately $13.6 million in the Carolina Energy Limited Partnership. Additionally, UE wrote-off its net investment of approximately $2.4 million in this same partnership. Quixx held a one-third ownership interest, including a 1% general partnership interest, in the partnership. UE's net investment in the partnership was comprised of subordinated debt, the related interest receivable, as well as fees for engineering services.

3. CAPITAL STOCK

SHAREHOLDER RIGHTS

     On April 30, 1997, the Board of Directors declared that a dividend of one right for each Common Share be paid on the effective date of the business combination among the Company, PSCo and SPS to shareholders of record of the common shares issued and outstanding at the close of business on the day before the effective date of the business combination. Each right represents the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $100 per one one-hundredth share. Additionally, the Board of Directors created a Series A Junior Participating Preferred Stock, $1 par value, and reserved 2,600,000 shares for issuance upon exercise of the Rights. In the event any person or group acquires 10% or more of the Company's common stock, the holders of the rights generally will be entitled to receive, upon exercise, common stock of the Company having a value equal to two times the exercise price of the right. In addition, the Board of Directors may, at its option after a person or group acquires 10% or more of the Company's common stock, exchange all or part of the rights for shares of the Company's common stock. In the event that the Company is acquired in a merger or other business combination of 50% or more of the Company's assets or earning power is sold or transferred, the holders of the rights have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The Company may redeem the rights at a price of $.001 per right at any time prior to the tenth day following the date any person or group acquires 10% or more of the Company's common stock. The rights expire 10 years after the record date, unless earlier redeemed or exchanged by the Company.

PREFERRED STOCK OF SUBSIDIARIES

                                                                  1996                     1995
                                                           --------------------      --------------------
                                                            SHARES     AMOUNT        SHARES     AMOUNT
                                                           --------   ---------      -------   ----------
                                                                     (THOUSANDS               (THOUSANDS
                                                                     OF DOLLARS)              OF DOLLARS)
PSCo Cumulative preferred stock, $100 par value,
   3 million shares authorized:

   Issued and outstanding:
     Not subject to mandatory redemption (1):
       4.20% series                                        100,000   $  10,000      100,000   $  10,000
       4  1/4% series (includes $7,500 premium)            175,000      17,508      175,000      17,508
       4  1/2% series                                       65,000       6,500       65,000       6,500
       4.64% series                                        160,000      16,000      160,000      16,000
       4.90% series                                        150,000      15,000      150,000      15,000
       4.90% 2nd series                                    150,000      15,000      150,000      15,000
       7.15% series                                        250,000      25,000      250,000      25,000
                                                         ----------  ----------   ----------  ----------

       Total                                             1,050,000   $ 105,008    1,050,000   $ 105,008
                                                         ----------  ----------   ----------  ----------
                                                         ----------  ----------   ----------  ----------
     Subject to mandatory redemption (2):
       7.50% series                                        216,000   $  21,600      216,000   $  21,600
       8.40% series                                        208,892      20,889      222,652      22,265
                                                         ----------  ----------   ----------  ----------
                                                           424,892      42,489      438,652      43,865
     Less: Preferred stock subject to mandatory
       redemption within one year                          (25,760)     (2,576)     (25,760)     (2,576)
                                                         ----------  ----------   ----------  ----------
         Total                                             399,132   $  39,913      412,892   $  41,289
                                                         ----------  ----------   ----------  ----------
                                                         ----------  ----------   ----------  ----------
PSCo cumulative preferred stock, $25 par value,
   4 million shares authorized, not subject to
    mandatory redemption:

     Issued and outstanding:
       8.40% (1)                                         1,400,000   $  35,000    1,400,000   $  35,000
                                                         ----------  ----------   ----------  ----------
                                                         ----------  ----------   ----------  ----------
SPS cumulative preferred stock, $100 par value,
   2 million shares authorized, not subject to
    mandatory redemption:

     Issued and outstanding:
       3.70% - 14.50% series (1)                                 -           -      496,800   $  49,680
                                                         ----------  ----------   ----------  ----------
                                                         ----------  ----------   ----------  ----------
SPS cumulative preferred stock, $25 par value,
   3 million shares authorized, not subject to
    mandatory redemption:

     Issued and outstanding:
       4.36% - 8.88% series (1)                                  -           -      920,000   $  23,000
                                                         ----------  ----------   ----------  ----------
                                                         ----------  ----------   ----------  ----------
SPS cumulative preferred stock, $1 par value,
   10 million shares authorized with no shares
    outstanding (3)                                              -           -             -          -
                                                         ----------  ----------   ----------  ----------
                                                         ----------  ----------   ----------  ----------

(1) The PSCo preferred stock may be redeemed at the option of PSCo upon at least 30, but not more than 60, days' notice in accordance with the following schedule of prices, plus an amount equal to the accrued dividends to the date fixed for redemption; $100 par value, $101 per share, $25 par value, $25.25 per share. On December 27, 1995 and January 9, 1996, SPS retired all the outstanding shares of its cumulative preferred stock. The aggregate cost to retire the preferred stock was approximately $76 million, including accrued dividends.

(2) Mandatory redemption for 7.50% series: $101.75 per share on or prior to August 31, 1997, reducing each year thereafter by $0.25 per share until August 31, 2003, after which the redemption price is $100 per share; mandatory redemption for 8.40% series: $102 per share on or prior to July 31, 1997, and reducing each year thereafter by $0.25 per share until July 31, 2004, after which the redemption price is $100 per share. In 1997 and in each year thereafter, PSCo must offer to repurchase 12,000 shares of the 7.50% and 13,760 shares of the 8.40% series subject to mandatory redemption at $100 per share, plus accrued dividends to the date set for repurchase. In 1996 and 1995, PSCo repurchased 13,760 shares of the 8.40% cumulative preferred series subject to mandatory redemption. In 1994, PSCo repurchased 2,133 shares of the 8.40% cumulative preferred series subject to mandatory redemption.

3) On January 31, 1996 the shareholders of SPS approved an amendment to the Restated Articles of Incorporation to replace the existing authorized preferred stock and to provide for a class of 10 million authorized shares of preferred stock, $1.00 par value, issuable from time to time in such series and having such designations, preferences, limitations, and relative rights as the Board of Directors may determine.

4. SPS OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBENTURES OF SPS

     In October 1996, Southwestern Public Service Capital I, a wholly-owned Trust of SPS, issued 4,000,000 shares of 7.85% Trust Preferred Securities, Series A for $100 million. The sole asset of the trust is $103 million principal amount of SPS's 7.85% Deferred Interest Subordinated Debentures, Series A, due September 1, 2036. Holders of the securities are entitled to receive quarterly dividends at an annual rate of 7.85% of the liquidation preference value of $25. The securities are redeemable at the option of SPS on October 21, 2001 at 100% of the principal amount outstanding plus accrued interest. The securities are shown as SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS on the supplemental consolidated balance sheets. The net proceeds were used to reduce short-term debt.

5. LONG-TERM DEBT OF SUBSIDIARIES

                                                                                        1996       1995
                                                                                    ----------  ----------
                                                                                    (THOUSANDS OF DOLLARS)
First Mortgage Bonds:
    5 3/8 retired May 1, 1996                                                       $        -  $  35,000
    5.70% due February 1, 1997                                                          15,000     15,000
    5-7/8% due July 1, 1997                                                             35,000     35,000
    6-3/4% due July 1, 1998                                                             25,000     25,000
    6.875% due December 1, 1999                                                         90,000     90,000
    6.00% due January 1, 2001                                                          102,667    102,667
    7-7/8% due April 1, 2003                                                             4,000      4,000
    8-1/8% due March 1, 2004                                                           100,000    100,000
    5-7/8% due March 1, 2004                                                            22,500     23,000
    7-1/4% due July 15, 2004                                                           135,000    135,000
    6-3/8% due November 1, 2005                                                        134,500    134,500
    6-1/2% due March 1, 2006                                                            60,000          -
    7 1/8% due June 1, 2006                                                            125,000          -
    5-5/8% due April 1, 2008                                                            18,000     18,000
    7-3/8% due November 1, 2009                                                         27,250     27,250
    5-1/2% due June 1, 2012                                                             50,000     50,000
    5-7/8% due April 1, 2014                                                            61,500     61,500
    9-7/8% due July 1, 2020                                                             75,000     75,000
    7.25% due September 1, 2021                                                          7,000      7,000
    8-3/4% due March 1, 2022                                                           150,000    150,000
    8-1/4% due July 15, 2022                                                            40,000     40,000
    8.20% due December 1, 2022                                                         100,000    100,000
    7-1/4% due January 1, 2024                                                         110,000    110,000
    7.50% due January 1, 2024                                                            8,000      8,000
    8.50% due February 15, 2025                                                         70,000     70,000
    6.05% - 9.25% medium-term notes, due January 15, 1996 - November 25, 2003          183,500    151,500
  Other secured long-term debt 13.25%, due in installments through October 1, 2016      31,506     31,814
  Pollution control obligations, securing pollution control revenue bonds:
    Not collateralized by First Mortgage Bonds:
      variable rate (3.95% at December 31, 1996 and 3.45% at August 31, 1995),
        due July 1, 2011                                                                44,500     44,500
      variable rate (6.435% effective at December 31, 1996), due July 1, 2016           25,000          -
      5-3/4% series, due September 1, 2016                                              57,300          -
    Collateralized by First Mortgage Bonds:
      13.25% series, due October 1, 2001                                                     -     25,000
      7-1/4% series, due March 1, 2004                                                       -     25,000
      6-5/8% series, due March 1, 2009                                                       -     32,300
    Less funds held by Trustee:                                                           (417)       (55)
  Unsecured Medium-Term Notes:
      5.75% - 6.03%, due November 24, 1997 - December 1, 1998                          100,000     80,000
  Capital lease obligations, 4.21% - 14.65% due in installments through May 31, 2025    49,154     53,702
  Other                                                                                    527      1,021
  Unamortized discount and premium-net                                                  (6,298)    (5,962)
                                                                                    ----------- ----------
                                                                                     2,050,189   1,854,737
  Less: maturities due within one year                                                 170,261      83,112
                                                                                    ----------- ----------
                                                                                    $1,879,928  $1,771,625
                                                                                    ----------- ----------
                                                                                    ----------- ----------

     The First Mortgage Bonds include all long-term bonds and notes (including First Collateral Trust Bonds) issued by the Company's utility subsidiaries under various mortgage indentures. Substantially all properties of the Company's utility subsidiaries, other than expressly excepted property, are subject to the liens securing the First Mortgage Bonds.

     The Red River Authority of Texas has issued certain obligations, based on long-term installment sale agreements executed by SPS, that relate to the pollution control facilities installed at the Company's coal-fueled generating units. SPS's payments under the pollution control obligations are pledged to secure the Red River Authority Pollution Control Revenue Bonds.

     The aggregate annual maturities and sinking fund requirements during the five years subsequent to December 31, 1996 are (in thousands of dollars):

     YEAR     MATURITIES      SINKING FUND REQUIREMENTS        TOTAL
     1997     $ 170,261                 $ 810                $ 171,071
     1998        76,672                   560                   77,232
     1999       135,529                   560                  136,089
     2000        31,656                   560                   32,216
     2001         8,302                   560                    8,862

     The sinking fund requirements relate to PSCo and Cheyenne and they expect to satisfy substantially all of their sinking fund obligations through the application of property additions. SPS has no significant sinking fund requirements.

6. SHORT-TERM BORROWING ARRANGEMENTS

NOTES PAYABLE AND COMMERCIAL PAPER

     Information regarding notes payable and commercial paper for the years ended 1996 and 1995 is as follows:

                                                           1996         1995
                                                        ---------    ---------
                                                        (THOUSANDS OF DOLLARS)

Notes payable to banks                                  $  18,478    $  45,800
Commercial paper                                          280,083      242,250
                                                        ---------    ---------
                                                        $ 298,561    $ 288,050
                                                        ---------    ---------
                                                        ---------    ---------

Weighted average interest rate at year end                  5.94%        6.20%

BANK LINES OF CREDIT AND COMPENSATING BANK BALANCES

     NCE is arranging a $225 million credit facility which is expected to be in place shortly after the effective date of the merger. NCE can only borrow $100 million under this credit facility until PSCCC is transferred to NCE.
In addition, NCE has arranged a $30 million bridge loan facility to provide the funds necessary for the repayment of certain pre-merger PSCo subsidiary short-term borrowings to permit the transfer of such subsidiaries to NCE or to NCE's intermediate holding company, NC Enterprises, Inc., on the effective date of the merger.

     Arrangements by the Company and its subsidiaries for committed lines of credit are maintained by a combination of fee payments and compensating balances. Arrangements for uncommitted lines of credit have no fee or compensating balance requirements.

     Borrowing permitted under the committed bank lines of credit totaled $480 million at December 31, 1996, of which $11.8 million required account deposits of 1 1/2% of the unused portion of the loan commitment.

     Individual arrangements for uncommitted bank lines of credit totaled $75 million at December 31, 1996, of which all remained unused. PSCo and SPS may borrow under uncommitted preapproved lines of credit upon request; however, the banks have no firm commitment to make such loans.

     On April 30, 1997, PSCo entered into a new credit facility providing an additional $125 million in committed bank lines of credit. The facility will expire on April 30, 1998.

7.  FINANCIAL INSTRUMENTS

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and fair values of the Company's and subsidiaries' significant financial instruments at December 31, 1996 and 1995. The carrying amount of all other financial instruments approximates fair value. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                    1996                   1995
                                            -------------------    --------------------
                                            CARRYING     FAIR      CARRYING      FAIR
                                             AMOUNT      VALUE      AMOUNT       VALUE
                                            --------    -------    --------     -------
                                                       (THOUSANDS OF DOLLARS)
Investments, at cost                      $   30,249  $   30,416  $    7,575   $    7,623
Preferred stock of subsidiaries subject
   to mandatory redemption                    42,489      43,685      43,865       45,184
SPS obligated mandatorily redeemable
   preferred securities of subsidiary
   trust holding solely subordinated
   debentures of SPS                         100,000      99,520           -            -
Long-term debt of subsidiaries             2,001,035   2,059,972   1,801,035    1,881,124

     The fair value of the debt and equity securities included in Investments, at cost, is estimated based on quoted market prices for the same or similar investments. The debt securities are classified as held-to-maturity and the equity securities are classified as available-for-sale. The unrealized holding gains and losses for these debt and equity securities are not significant.

     The estimated fair values of preferred stock subject to mandatory redemption and long-term debt are based on quoted market prices of the same or similar instruments. Since PSCo, SPS and Cheyenne are subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of these financial instruments would not be realized by the Company's shareholders.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. These fair value estimates have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair values may differ significantly from the amounts presented herein.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

     PSCo and YGSC have guaranteed 50% of amounts financed under a $32 million Credit Agreement among Young Gas and various lending institutions entered into on June 27, 1995. This debt financing is for the development, construction and operation of an underground natural gas storage facility in northeastern Colorado (See Note 2. Acquisition and Divestiture of Investments).

     In connection with an agreement for the sale of electric power, SPS guaranteed certain obligations of a customer totaling $48 million. These obligations related to the construction of certain utility property that, in the event of default by the customer, would revert to SPS.

     SPS has an interest rate swap agreement, which, in effect, fixes the interest rate on a $25,000,000 notional amount at 6.435%. Amounts paid or received under this agreement are accrued as interest rates change and are recognized over the life of the agreement as an adjustment to interest expense. SPS is exposed to interest rate risk in the event of nonperformance by counterparties; however, SPS does not anticipate such nonperformance.

CONCENTRATION OF CREDIT RISK - ACCOUNTS RECEIVABLE

     No individual customer or group of customers engaged in similar activities represents a material concentration of credit risk to the Company and its subsidiaries.

8. REGULATORY MATTERS

MERGER RATE FILINGS

     The discussion below summarizes the significant results of the state utility regulatory approvals in Colorado, Texas, New Mexico, Wyoming, Oklahoma and Kansas.

PSCO

     The CPUC decision approving the Merger establishes a five year performance based regulatory plan and acknowledges that the Merger is in the public interest. The major provisions of the decision include:

   - a $6 million electric rate reduction, which was instituted October 1, 1996, followed by an additional $12 million electric rate reduction effective with the implementation of new gas rates on February 1, 1997;
   - an annual electric department earnings test with the sharing of earnings in excess of an 11% return on equity for the calendar years 1997-2001;
   - a freeze in base electric rates for the period through December 31, 2001 with the flexibility to make certain other rate changes, including those necessary to allow for the recovery of DSM, QF and decommissioning costs;
   - a replacement of the ECA with an ICA to allow for a 50%/50% sharing of certain fuel and energy cost increases or decreases among customers and shareholders; and
   - the implementation of a Quality of Service Plan which provides for penalties totaling up to $5 million in year one and increasing to $11 million in year five, if PSCo does not achieve certain performance measures relating to electric reliability, customer complaints and telephone response to inquiries. A new docket was opened in March 1997 to address the implementation of a reward structure for performance above certain standards.

     The freeze in base electric rates does not prohibit PSCo from filing a general rate case or deny any party the opportunity to initiate a complaint or show cause proceeding.

SPS

     Under the various state regulatory approvals, SPS is required to provide credits to retail customers over five years for one-half of the measured non-fuel operation and maintenance expense savings associated with the business combination. SPS will provide a guaranteed minimum annual savings of $3 million in Texas, $1.2 million in New Mexico, $100,000 in Oklahoma and $10,000 in Kansas.

RATE CASES

PSCO

     On June 5, 1996, PSCo filed a retail rate case with the CPUC requesting an annual increase in its jurisdictional gas department revenues of approximately $34 million. In early 1997, the CPUC approved an overall increase of approximately $18 million with an 11.25% return on equity, effective February 1, 1997. The Company has appealed the CPUC's decision with the District Court of Denver which disallowed the recovery of certain postemployment benefit costs under SFAS 112 and imputed anticipated merger related costs savings related to the gas business (see Note 1. Summary of Significant Accounting Policies).

     PSCo filed a rate case with the FERC on December 29, 1995, requesting a slight overall rate increase (less than 1%) from its wholesale electric customers. This filing, among other things, requested approval for recovery of OPEB costs under SFAS 106, postemployment benefit costs under SFAS 112 and new depreciation rates based on the Company's most recent depreciation study. On March 29, 1997, the FERC issued an order accepting for filing and suspending certain proposed rate changes. Settlement agreements have been reached with all parties and filed with the FERC, which, overall, results in a slight decrease in rates. A final order approving the settlement agreements, subject to PSCo making certain compliance filings, was received in June 1997.

SPS

     On December 19, 1989, the FERC issued its final order regarding a 1985 rate case. SPS appealed certain portions of the order that related to recognition in rates of the reduction of the federal income tax rate from 46% to 34%. The United States Court of Appeals for the District of Columbia Circuit remanded the case, directing the FERC to reconsider SPS's claim of an offsetting cost and limiting the FERC's actions. The FERC issued its Order on Remand in July 1992, required filings were made and a hearing was completed in February 1994. In October 1994, the administrative law judge issued a favorable initial decision that, if approved by the FERC, would result in a substantial recovery for SPS. Negotiated settlements with SPS's partial requirements customers and TNP were approved by the FERC in July 1993 and September 1993, respectively, and SPS received approximately $2.8 million, including interest. In a settlement with SPS's New Mexico cooperative customers, SPS received approximately $7.0 million, including interest. The FERC approved this settlement in July 1995. Resolutions of these matters with the remaining wholesale customers, Golden Spread member cooperatives and Lyntegar Electric Cooperative, have not been reached. SPS cannot reasonably estimate the remaining amount recoverable from these proceedings; however, a favorable resolution could materially improve its consolidated earnings in the year in which it is resolved.

ELECTRIC AND GAS COST ADJUSTMENT MECHANISMS

PSCO

     During 1994 and 1995, the CPUC conducted several proceedings to review issues related to the ECA. The CPUC opened a docket to review whether the ECA should be maintained in its present form, altered or eliminated, and on January 8, 1996, combined this docket with the merger docket discussed above. The CPUC decision on the Merger modified and replaced the ECA with an ICA. The ICA, which became effective October 1, 1996, allows for a 50%/50% sharing of certain fuel and energy cost increases and decreases among customers and shareholders. Management does not believe this will have a significant impact on the Company's results of operations, financial position or cash flows.

     The CPUC has had an on-going docket to review and prescribe a standardized GCA process to determine the prudence of gas commodity and pipeline delivery service costs incurred by gas utilities. Other issues addressed in this docket included whether the GCA should be maintained in its present form, altered or eliminated. The CPUC issued an order on May 7, 1997 which provides for the current GCA to be maintained and the adoption of certain standardized filing and gas purchase reporting requirements.

SPS
     A PUCT substantive rule requires periodic examination of SPS's fuel and purchased power costs, the efficiency of the use of such fuel and purchased power, fuel acquisition and management policies and purchase power commitments. On May 1, 1995, SPS filed with the PUCT a petition for a fuel reconciliation for the months of January 1992 through December 1994. The PUCT issued an order in January 1996 requiring SPS to make a $3.9 million fuel refund consisting of $2.1 million of overrecovered fuel costs and $1.8 million of disallowed fuel costs for the period. This refund was made in April 1996. Additionally, the order required SPS to flow through to customers 100% of margins from non-firm off-system opportunity sales as of January 1995. Prior PUCT rulings had allowed SPS to retain 25% of these margins. The 100% flow through is required by PUCT rules, absent rule waiver. A motion for rehearing on the fuel disallowance (which was adjusted to $1.9 million) was subsequently denied by the PUCT and SPS was ordered to flow through 100% of the margin effective with the first billing cycle after the date of the order. Upon appeal by SPS to the Travis County District Court in May 1996, the PUCT's decision on the disallowed fuel costs was upheld. The Travis County District Court decision has been appealed to the Texas Court of Appeals which has not yet ruled in the matter.

Management does not believe that the ultimate outcome of this matter will have a significant impact on the Company's results of operations, financial position or cash flows. At December 31, 1996, SPS had approximately $16.0 million in underrecovered fuel costs and is surcharging customers for some of the underrecovery. SPS has requested to continue the surcharge to collect the remaining amount of underrecovered fuel costs.

COAL LITIGATION

     SPS was named as a defendant in a case entitled Thunder Basin Coal Co.
v Southwestern Public Service Co., No. 93-CV304B (D. Wyo.). On November 1, 1994, the jury returned a verdict in favor of Thunder Basin and awarded them damages of approximately $18.8 million. SPS appealed the judgment to the Tenth Circuit Court of Appeals and, on January 7, 1997, that Court found in favor of Thunder Basin and upheld the judgment. SPS filed a motion for rehearing which was denied. In February 1997, SPS recorded the liability for the judgment including interest and court costs. The amount of approximately $22.3 was paid in April 1997 and a regulatory asset was recorded pending authorization from the PUCT and the NMPUC.

     Management believes that the judgment amount paid is recoverable from customers and as such recognized a regulatory asset, although any such recovery would be subject to review by various regulatory agencies. On September 17, 1996, the FERC issued an order granting SPS conditional approval to collect the FERC jurisdictional portion of the judgment from wholesale customers. Therefore, Management believes that the ultimate resolution will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

9. COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL ISSUES

     The Company and its subsidiaries are subject to various environmental laws, including regulations governing air and water quality and the storage and disposal of hazardous or toxic wastes. The Company and its subsidiaries assess, on an ongoing basis, measures to ensure compliance with laws and regulations related to hazardous materials and hazardous waste compliance and remediation activities.

ENVIRONMENTAL SITE CLEANUP

     As described below, PSCo has been or is currently involved with the clean-up of contamination from certain hazardous substances. In all situations, PSCo is pursuing or intends to pursue insurance claims and believes it will recover some portion of these costs through such claims. Additionally, where applicable, PSCo intends to pursue recovery from other Potentially Responsible Parties ("PRPs"). To the extent such costs are not recovered, PSCo currently believes it is probable that such costs will be recovered through the rate regulatory process. To the extent any costs are not recovered through the options listed above, PSCo would be required to recognize an expense for such unrecoverable amounts.

     Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the U.S. Environmental Protection Agency ("EPA") identified, and a Phase II environmental assessment revealed, low level, widespread contamination from hazardous substances at the Barter Metals Company ("Barter") properties located in central Denver. For an estimated 30 years, PSCo sold scrap metal and electrical equipment to Barter for reprocessing. PSCo has completed the cleanup of this site at a cost of approximately $9 million and has received responses from CDPHE indicating
that no further action is required related to  these properties.   On January
3, 1996, in a lawsuit by PSCo against its insurance providers, the Denver District Court entered final judgment in favor of PSCo in the amount of $5.6 million for certain cleanup costs at Barter. Several appeals and cross appeals have been filed by one of the insurance providers and PSCo in the Colorado Court of Appeals. The insurance provider has posted supersedeas bonds in the amount of $9.7 million ($7.7 million attributable to the Barter judgment). On July 11, 1997, the Colorado Court of Appeals overturned the previously awarded $7.7 million judgment on the basis that the jury had not been properly instructed by the Judge regarding a narrow issue associated with some of the policies. A retrial is expected. Previously, PSCo had received certain insurance settlement proceeds from other insurance providers for Barter and other contaminated sites and a portion of those funds remains to be allocated to this site by the trial court. In addition, PSCo expects to recoup additional expenditures beyond insurance proceeds through the sale of the Barter property and from other PRPs. In August 1996, PSCo filed a lawsuit against four PRPs seeking recovery of certain Barter related costs.

     PCB presence was identified in the basement of an historic office building located in downtown Denver. The Company was negotiating the future cleanup with the current owners; however, on October 5, 1993, the owners filed a civil action against PSCo in the Denver District Court. The action alleged that PSCo was responsible for the PCB releases and additionally claimed other damages in unspecified amounts. On August 8, 1994, the Denver District Court entered a judgment approving a $5.3 million offer of settlement between PSCo and the building owners resolving all claims. In December 1995, complaints were filed by PSCo against all applicable insurance carriers in the Denver District Court. On June 30, 1997, the Court ruled in favor of the carriers on summary judgment motions addressing late notice and other issues. Two carriers were excluded from this proceeding. PSCo intends to pursue recovery from the remaining two carriers. Additionally, PSCo intends to appeal the decision to the Colorado Court of Appeals.

     The Ramp Industries disposal facility, located in Denver, Colorado has been designated by the EPA as a Superfund hazardous substance site pursuant to CERCLA. On November 29, 1995, PSCo received from the EPA a Notice of Potential Liability and Request for Information related to such site and PSCo has responded to this request. The EPA is conducting an investigation of the contamination at this site and is in the process of identifying the nature and quantities of hazardous wastes delivered to, processed and currently stored at the site by PRPs. In April, 1997, the EPA informed PSCo and more than 700 other PRPs (as well as the public) that it plans to thermally treat and dispose of Ramp hazardous substances off-site. The EPA estimates the total cost of this site remedy to be approximately $10 million. PSCo's insurance carriers have been notified of the EPA investigation.

     In addition to these sites, PSCo has identified several other sites where cleanup of hazardous substances may be required. While potential liability and settlement costs are still under investigation and negotiation, PSCo believes that the resolution of these matters will not have a material adverse effect on PSCo's financial position, results of operations or cash flows. PSCo fully intends to pursue the recovery of all significant costs incurred for such projects through insurance claims and/or the rate regulatory process.

OTHER ENVIRONMENTAL MATTERS

     Under the Clean Air Act Amendments of 1990 ("CAAA"), coal burning power plants are required to reduce SO2 and NOx emissions to specified levels through a phased approach. PSCo's and SPS's facilities must comply with the Phase II requirements, which will be effective in the year 2000. Currently, these regulations permit compliance with sulfur dioxide emission limitations by using SO2 allowances allocated to plants by the EPA, using allowances generated by reducing emissions at existing plants and by using allowances purchased from other companies. The Company expects to meet the Phase II emission standards placed on SO2 through the combination of: a) use of low sulfur coal, b) the operation of pollution control equipment on certain generation facilities, and c) allowances issued by the EPA. The Company will be required to modify certain boilers by the year 2000 to reduce the NOx emissions in order to comply with Phase II requirements. The estimated Phase II costs for future plant modifications to meet NOx requirements is approximately $13 million. The Company is studying its options to reduce NOx and SO2 emissions and, currently does not anticipate that these regulations will significantly impact its financial position, results of operations or cash flow.

HAYDEN STEAM ELECTRIC GENERATING STATION

     On May 21, 1996, PSCo and the other joint owners of Hayden Station reached an agreement, as discussed below, with a conservation organization, the CDPHE and the EPA which provides for a complete and final release of all civil claims for violations alleged in complaints filed by the conservation
organization, CDPHE and EPA against the joint owners.   The complaints filed,
pursuant to provisions of the Federal Clean Air Act ("Clean Air Act"), by a conservation organization and the EPA alleged, among other things, that the station exceeded the 20% opacity limitations during various periods extending from 1988 to mid-1995. In August 1996, the U.S. District Court for the District of Colorado entered the settlement agreement which effectively resolved this litigation. PSCo is the operator and owns an average undivided interest of approximately 53% of the station's two generating units.

     In connection with the above settlement, the joint owners of the Hayden station, which is located in western Colorado, made the following payments in 1996: 1) a $2 million payment to the U.S. Treasury, 2) a contribution of $2 million to a "Land Trust Fund" to be used for the purchase of land and/or conservation easements in the Yampa Valley and 3) a contribution of $250,000 to be used for the conversion of vehicles and/or wood burning appliances to natural gas in the Yampa Valley. PSCo's portion of these costs was approximately $2.3 million. The joint owners have committed to the installation of emission control equipment on both generating units to reduce future particulate (opacity), SO2 and NOx
emissions over the next three years.   The joint owners estimate that the
cost of installing emission control equipment capable of reducing the emissions to the levels required under the agreement, consisting of fabric filter dust collectors, lime spray dryers and low NOx burners on both units, is approximately $130 million, with PSCo's portion totaling approximately $70 million. Also, the settlement includes stipulated future penalties for failure to comply with the terms of the agreement, including specific provisions related to meeting construction deadlines associated with the installation of additional emission control equipment and complying with particulate, SO2 and NOx emissions limitations.

CRAIG STEAM ELECTRIC GENERATING STATION

     On October 9, 1996, a conservation organization filed a complaint in the U.S. District Court pursuant to provisions of the Clean Air Act against the joint owners of the Craig Steam Electric Generating Station located in western Colorado. Tri-State Generation and Transmission Association, Inc. is the operator of the Craig station and PSCo owns an undivided interest (acquired in April 1992) in each of two units at the station totaling approximately 9.7%. The plaintiff alleged that: 1) the station exceeded the 20% opacity limitations in excess of 14,000 six minute intervals during the period extending from the first quarter of 1991 through the second quarter of 1996, and 2) the owners failed to operate the station in a manner consistent with good air pollution control practices. The complaint seeks, among other things, civil monetary penalties and injunctive relief. The Clean Air Act provides for penalties of up to $25,000 per day per violation, but the level of penalties imposed in any particular instance is discretionary. On December 2, 1996, the joint owners of the Craig station filed a motion to dismiss the complaint. PSCo does not believe that its potential liability or the future impact of this litigation on plant operations will have a material adverse impact on its results of operations, financial position, or cash flows.

FORT ST. VRAIN

     In 1989, PSCo announced its decision to end nuclear operations at Fort St. Vrain and to proceed with the defueling and decommissioning of the reactor. While the defueling of the reactor to the Independent Spent Fuel Storage Facility ("ISFSI") was completed in June 1992, several issues related to the ultimate storage/disposal of Fort St. Vrain's spent nuclear fuel remained unresolved.

     During 1994, PSCo recognized additional expenses aggregating approximately $43.4 million for increased costs associated with defueling and decommissioning and the impairment of certain property and inventory. The additional expense was primarily associated with radiation levels in the reactor being higher than originally anticipated and increased uncertainty related to spent fuel issues.

     On February 9, 1996, PSCo and the DOE entered into an agreement resolving all the defueling issues. As part of this agreement, PSCo has agreed to the following: 1) the DOE assumed title to the fuel currently stored in the ISFSI, 2) the DOE will assume title to the ISFSI and will be responsible for the future defueling and decommissioning of the facility, 3) the DOE agreed to pay PSCo $16 million for the settlement of claims associated with the ISFSI, 4) ISFSI operating and maintenance costs, including licensing fees and other regulatory costs, will be the responsibility of the DOE, and 5) PSCo provided to the DOE a full and complete release of claims against the DOE resolving all contractual disputes related to storage/disposal of Fort St. Vrain spent nuclear fuel. On December 17, 1996, the DOE submitted a request to the Nuclear Regulatory Commission ("NRC") to transfer the title of the ISFSI. This request is being reviewed by the NRC and PSCo anticipates approval in mid-1997.

     On March 22, 1996, PSCo and the decommissioning contractors announced that the physical decommissioning activities at the facility have been completed. The final site survey was completed in late October 1996. NRC site release activities are continuing. PSCo requested the NRC to terminate the Part 50 license and it is anticipated that the license will be terminated by mid-1997. Under the Price-Anderson Act, PSCo remains subject to potential assessments levied in response to any nuclear incidents prior to early 1994.

     PSCo continues to maintain primary commercial nuclear liability insurance of $100 million for the Fort St. Vrain site and the adjoining ISFSI. PSCo also maintains coverage of $10 million to provide property damage and decontamination protection in the event of an accident involving the ISFSI. At December 31, 1996, a remaining $8.7 million defueling and decommissioning liability was reflected on the supplemental consolidated balance sheet. PSCo believes this remaining decommissioning liability is adequate to complete all final decommissioning activities.

     As a result of the DOE settlement, coupled with a complete review of expected remaining decommissioning costs and establishment of the anticipated refund to customers, pre-tax earnings for 1996 were positively impacted by approximately $16 million. In accordance with the 1991 CPUC approval to recover certain decommissioning costs, 50% of any cash amounts received from the DOE as part of a settlement, net of costs incurred by PSCo, including legal fees, is to be refunded or credited to customers. PSCo established an $8 million refund liability. In early 1997, such obligation was reduced by $1.1 million after amounts to be refunded were finally determined.

FUEL PURCHASE REQUIREMENTS

COAL PURCHASES AND TRANSPORTATION

     PSCo and SPS have in place various long-term contracts for the purchase and transportation of coal (and with respect to SPS, the processing of coal for deliveries to its bunkers) which are used in the generation of electricity. These contracts expire on various dates through 2017 and at December 31, 1996 the total estimated obligations, based on 1996 prices, were approximately $2.2 billion.

GAS PURCHASES AND TRANSPORTATION

     PSCo and Cheyenne have long-term contracts for the purchase, firm transportation and storage of natural gas. These contracts, excluding the thirty year contract with Young Storage which has been accounted for as a capital lease, are primarily used to support distribution of natural gas and expire on various dates through 2002. During 1996, PSCo renegotiated contracts with its primary gas pipeline supplier and committed to continue purchasing firm transportation and gas storage services through 2002. At December 31, 1996, PSCo and Cheyenne have minimum obligations under such contracts of approximately $123 million in 1997 declining thereafter for a total estimated commitment of approximately $516 million. SPS does not have any long-term contracts with minimum obligations.

PURCHASED POWER

     PSCo, SPS and Cheyenne have entered into agreements with utilities and QFs for purchased power to meet system load and energy requirements, replace generation from company-owned units under maintenance and during outages, and meet operating reserve obligations to various regional power pools.

     PSCo has various pay-for-performance contracts with QFs having expiration dates through the year 2022. In general, these contracts provide for capacity payments, subject to the QFs meeting certain contract obligations, and energy payments based on actual power taken under the contracts. The capacity and energy costs are recovered through base rates and other cost recovery mechanisms. Additionally, the Company's regulated utilities have long-term purchased power contracts with various regional utilities expiring through 2018. In general, these contracts provide for capacity and energy payments which approximate the cost of the sellers.
Total capacity and energy payments associated with such contracts were $473 million, $451 million, and $431 million in 1996, 1995 and 1994, respectively.

     At December 31, 1996 the estimated future payments for capacity that the Company's regulated utilities are obligated to purchase, subject to availability, are as follows:

                                                     REGIONAL
                                         QFS         UTILITIES       TOTAL
                                     ----------     ----------    ---------
                                              (THOUSANDS OF DOLLARS)

1997                                 $  143,236     $  181,571    $  324,807
1998                                    143,502        184,701       328,203
1999                                    143,827        175,662       319,489
2000                                    141,910        164,994       306,904
2001                                    140,438        143,894       284,332
2002 and thereafter                   1,000,001      1,270,872     2,270,873
                                     ----------     ----------    ----------
   Total                             $1,712,914     $2,121,694    $3,834,608
                                     ----------     ----------    ----------
                                     ----------     ----------    ----------

     Historically, all minimum coal, coal transportation, natural gas and purchased power requirements have been met.

SYSTEM PURCHASE OPTION

     SPS and the City of Las Cruces, New Mexico ("the City") entered into a System Purchase Option and Rate Agreement in August 1994, which grants the City the option to sell to SPS the electric utility system serving the City (including distribution, subtransmission and transmission facilities), which the City plans to acquire from El Paso Electric Company ("EPE") by purchase or through condemnation proceedings. The agreement has a three-year term beginning at the time the City acquires the facilities and ending no later than January 1, 2002. The purchase price which would be paid by SPS would be equal to the amount required to retire all outstanding debt incurred by the City in acquiring the facilities plus the City's reasonable costs in acquiring the facilities. SPS has the right to terminate the agreement if, in SPS's sole discretion, it determines that any proposed condemnation award is excessive or upon the occurrence of certain other events. The agreement also provides that, if the City abandons or dismisses condemnation proceedings as consequence of SPS's termination of the agreement, SPS will reimburse the City for one-half of its reasonable litigation expenses and for any of EPE's damages and litigation expenses that the City is obligated to pay by final court order. In conjunction with the agreement, the NMPUC has initiated Case 2651 to investigate whether the agreement constitutes a security, or the guarantee of a security, under the New Mexico Public Utility Act. SPS has responded to the Commission's Order to Show Cause and does not believe the agreement to be a security or the guarantee of a security. A hearing is expected in 1997.

     EPE requested a declaratory judgment regarding the condemnation stating that it is not a legal condemnation. During the first quarter of 1997, the governor of New Mexico signed and issued legislation regarding municipal condemnations which allows the City to complete its action against EPE. The City has not completed its condemnation as it is awaiting a determination of the stranded costs allocated to its system.

OTHER

     In connection with an agreement for the sale of electric power, SPS guaranteed certain obligations of a customer totaling $48 million at December 31, 1996. These obligations are related to the construction of certain utility property that, in the event of default by the customer, would revert to SPS. Additionally, the Company has commitments related to the purchase of materials, plant and equipment additions, DSM expenditures and other various items resulting from the normal course of business.

EMPLOYEE MATTERS

     Several employee lawsuits have been filed against PSCo involving alleged discrimination or workers' compensation issues which have arisen during the normal course of business. Also, lawsuits have been filed against PSCo alleging breach of certain fiduciary duties to employees. The plaintiffs lawsuits are in various stages of litigation and/or appeal(s), including
settlement discussions, with the appropriate state judicial courts.    PSCo
intends to contest, or is actively contesting, all such lawsuits, and believes the ultimate outcome will not have a material adverse impact on the Company's results of operations, financial position or cash flow.

LEASING PROGRAM

     The Company's subsidiaries lease various equipment and facilities used in the normal course of business, some of which are accounted for as capital leases. Expiration of the capital leases range from 1998 to 2025. The net book value of property under capital leases was $49.2 million and $53.7 million at December 31, 1996, and 1995, respectively. Assets acquired under capital leases are recorded as property at the lower of fair-market value or the present value of future lease payments, and are amortized over their actual contract term in accordance with practices allowed by regulators. The related obligation is classified as long-term debt. Executory costs are excluded from the minimum lease payments.

     The majority of the operating leases are under a leasing program that has initial noncancellable terms of one year, while the remaining leases have various terms. These leases may be renewed or replaced. No material restrictions exist in these leasing agreements concerning dividends, additional debt, or further leasing. Rental expense for 1996, 1995 and 1994 was $26.9 million, $25.4 million and $31.4 million, respectively.

     Estimated future minimum lease payments at December 31, 1996 are as follows:

                                                CAPITAL     OPERATING
                                                LEASES        LEASES
                                                --------     --------
                                                (THOUSANDS OF DOLLARS)

1997                                            $  9,585     $ 22,976
1998                                               9,392       23,133
1999                                               7,903       20,057
2000                                               5,097       18,019
2001                                               5,035       13,770
All years thereafter                              81,177       23,439
                                                --------     --------
  Total future minimum lease payments            118,189     $121,394
  Less amounts representing interest              69,035     ========
                                                --------
  Present value of net minimum lease payments   $ 49,154
                                                ========

     PSCo has in place a leasing program which includes a provision whereby PSCo indemnifies the lessor for all liabilities which might arise from the acquisition, use, or disposition of the leased property.

10.  JOINTLY-OWNED ELECTRIC UTILITY PLANTS

     The Company's investment in jointly-owned plants (PSCo participation) and its ownership percentages as of December 31, 1996 is:

                                        PLANT                 CONSTRUCTION
                                         IN      ACCUMULATED    WORK IN
                                       SERVICE   DEPRECIATION   PROGRESS   OWNERSHIP %
                                      --------   ------------ ------------ -----------
                                            (THOUSANDS OF DOLLARS)

Hayden Unit 1                         $ 38,213     $ 29,860      $1,526         75.50
Hayden Unit                            258,211       32,873         300         37.40
Hayden Common Facilities                 2,117          392       3,287         53.10
Craig Units 1 & 2                       57,057       23,352         647          9.72
Craig Common Facilities Units 1 & 2      7,714        3,033         958          9.72
Craig Common Facilities Units 1, 2 & 3   8,371        3,310         407          6.47
Transmission Facilities, Including
 Substations                            79,166       22,105          95     42.0-73.0
                                      --------     --------      ------
                                      $250,849     $114,925      $7,220
                                      ========     ========      ======

     These assets include approximately 320 Mw of net dependable generating capacity. PSCo is responsible for its proportionate share of operating expenses (reflected in the Company's supplemental consolidated statement of income) and construction expenditures.

11. EMPLOYEE BENEFITS

PENSIONS

     The Company maintains noncontributory defined benefit pension plans which cover substantially all employees.

The net pension expense for these plans in 1996, 1995 and 1994 was comprised of:

                                                 1996        1995        1994
                                               ---------   ---------   --------
                                                    (THOUSANDS OF DOLLARS)

Service cost                                   $  21,226   $  18,203   $ 22,496
Interest cost on projected benefit obligation     66,503      65,574     63,428
Actual return on plan assets                    (133,301)   (161,443)     8,573
Amortization of net transition assets over
 15-17 year periods                               (7,238)     (7,238)    (7,238)
Deferral and other items                          59,217      91,455    (80,706)
                                               ---------   ---------   --------
  Net pension expense                          $   6,407   $   6,551   $  6,553
                                               =========   =========   ========
Significant assumptions:
  Discount rate                                 7.25-8.0%   8.0-8.75%   7.5-8.0%
  Expected long-term increase in
   compensation level                            4.0-6.0%    5.0-6.0%   5.0-6.0%
  Expected weighted average long-term rate
   of return on assets                          8.0-9.75%   8.0-9.75%   8.0-9.75%

     Variances between actual experience and assumptions for costs and returns on assets are amortized over the average remaining service lives of employees in the plans.

     A comparison of the actuarially computed benefit obligations and plan assets at December 31, 1996 and 1995, is presented in the following table. Plan assets are stated at fair value and are comprised primarily of corporate debt and equity securities (including common stock of SPS with an estimated fair market value of approximately $20.7 million at December 31, 1996), a real estate fund and government securities held either directly or in commingled funds. The Company's funding policy is to contribute annually, at a minimum, the amount necessary to satisfy the IRS funding standards.

                                                    1996        1995
                                                    ----        ----
                                                 (THOUSANDS OF DOLLARS)

Actuarial present value of benefit obligations:
 Vested                                           $ 734,168   $ 714,387
 Nonvested                                           39,557      44,817
                                                  ---------   ---------
                                                    773,725     759,204
Effect of projected future salary increases         145,727     141,616
                                                  ---------   ---------
Projected benefit obligation                        919,452     900,820

Plan assets at fair value                          (996,085)   (895,097)
                                                  ---------   ---------
Projected benefit obligation less than
 (in excess) of plan assets                          76,633      (5,723)

Unrecognized net loss (gain)                        (57,154)     25,245
Prior service costs not yet recognized in net
 periodic pension cost                               28,897      31,383
Unrecognized net transition assets being
 recognized over 15-17 year periods                 (41,798)    (50,224)
                                                  ---------   ---------
Prepaid pension asset                             $   6,578   $     681
                                                  =========   =========
Significant assumptions used:
  Discount rate                                    7.25-7.5%   7.25-8.0%
  Expected long-term increase in
   compensation level                              4.25-6.0%    4.0-6.0%

     On January 25, 1994, PSCo's Board of Directors approved an amendment to PSCo's noncontributory defined benefit pension plan (the "Plan") which offered an incentive for early retirement for employees age 55 or older with 20 years of service as well as a Severance Enhancement Program ("SEP") option for these same eligible employees for the period February 4, 1994 to April 1, 1994. The Plan amendment generally provided for the following retirement enhancements:
a) unreduced early retirement benefits, b) three years of additional credited service, and c) a supplement of either a one-time payment equal to $400 for each full year of service to be paid from general corporate funds or a $250 social security supplement each month up to age 62 to be paid by the Plan. The SEP provided for: a) a one-time severance ranging from $20,000 - $90,000, depending on an employee's organization level, b) a continuous years of service bonus (up to 30 years), and c) a cash benefit of $10,000.

     Approximately 550 PSCo employees elected to participate in the early retirement/severance enhancement program, of which approximately 370 employees elected the early retirement benefit. The total cost of the program was approximately $39.7 million. These costs were deferred and, effective April 1, 1994, are being amortized to expense over approximately 4.5 years in accordance with rate regulatory treatment. This amortization period represents the participants' average remaining years of service to their expected retirement date.

     Additionally, the Company maintains noncontributory defined benefit supplemental retirement income plans (Supplemental Plan) for certain qualifying executive personnel. The Supplemental Plan benefits are paid out of/or funded through the Company's general fund.

DEFINED CONTRIBUTION PLANS

      The Company maintains defined contribution plans which cover substantially all employees. Total contributions to these plans by the Company for the years 1996, 1995 and 1994 were approximately $12 million, $11 million and $11 million, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides certain post-retirement health care and life insurance benefits for substantially all employees who reach retirement age while working for the Company. Historically, the Company has recorded the cost of these benefits for these plans on a pay-as-you-go basis. PSCo and SPS have adopted SFAS 106 which requires the accrual, during the years that an employee renders service to the Company, of the expected cost of providing these benefits to the employee. The Company is amortizing the transition obligations for these plans over a period of 20 years.

     Effective January 1, 1993, PSCo adopted SFAS 106 based on a level of expense determined in accordance with the CPUC. PSCo is transitioning to full accrual accounting for OPEB costs between January 1, 1993 and December 31, 1997, consistent with the accounting requirements for rate regulated enterprises. All OPEB costs deferred during the transition period will be amortized on a straight line basis over the subsequent 15 years.

     Additionally certain state agencies, which regulate the Company's utility subsidiaries, have issued guidelines related to the recovery or funding of OPEB costs. SPS is required to fund SFAS 106 costs for Texas and New Mexico rates and PSCo and Cheyenne are required to fund SFAS 106 costs in irrevocable external trusts which are dedicated to the payment of these postretirement benefits. Also, PSCo filed a FERC rate case in December 1995 which included a request for approval to recover all electric wholesale jurisdiction SFAS 106 costs (see Note 8. Regulatory Matters - Rate Cases, PSCo).

     The net periodic postretirement benefit cost in 1996, 1995 and 1994 under SFAS 106 was comprised of:

                                                 1996       1995        1994
                                               --------   --------   --------
                                                    (THOUSANDS OF DOLLARS)

Service cost                                   $  8,191   $  7,240   $  7,381
Interest cost                                    27,998     29,604     28,826
Return on plan assets                            (5,710)    (3,301)    (1,072)
Amortization of net transition obligation
 over a 20 year amortization period              14,775     15,186     14,848
                                               --------   --------   --------
Net postretirement benefit cost required
 by SFAS 106                                     45,254     48,729     49,983
OPEB expense recognized in accordance with
 current regulation                             (37,981)   (37,933)   (36,515)
                                               --------   --------   --------
Increase in regulatory asset (Note 1)             7,273     10,796     13,468
Regulatory asset at beginning of period          50,368     39,323     25,855
                                               --------   --------   --------
Regulatory asset at end of period              $ 57,641   $ 50,119   $ 39,323
                                               ========   ========   ========

Significant Assumptions:
  Discount rate                                7.25-7.5%  8.75-8.0%   7.50-8.0%
  Expected long-term increase in
   compensation level                           4.0-6.0%   5.0-6.0%    5.0-6.0%
Expected weighted average long-term rate
 of return on assets                           8.0-9.75%  8.0-9.75%   8.0-10.5%

     A comparison of the actuarially computed benefit obligations and plan assets for 1996 and 1995 is presented in the following table. Plan assets are stated at fair value and are comprised primarily of corporate debt and equity securities, a real estate fund, government securities and other short-term investments held either directly or in commingled funds.

                                                      1996        1995
                                                    ---------   ---------
                                                   (THOUSANDS OF DOLLARS)

Accumulated postretirement benefit obligation:
  Retirees and eligible beneficiaries               $ 148,460   $ 162,605
  Other fully eligible plan participants               84,439      95,468
  Other active plan participants                      117,456     125,492
                                                    ---------   ---------
    Total                                             350,355     383,565
Plan assets at fair value                             (88,673)    (58,258)
                                                    ---------   ---------
Accumulated benefit obligation in excess of
 plan assets                                          261,682     325,307
Unrecognized net gain (loss)                           44,794      (9,234)
Unrecognized transition obligations over a
 20 year amortization period                         (247,925)   (264,201)
                                                    ---------   ---------
Accrued postretirement benefit obligation           $  58,551   $  51,872
                                                    =========   =========
Significant assumptions:
  Discount rate                                      7.25-7.5%   7.25-8.0%
  Ultimate health care cost trend rate                5.0-5.5%    4.5-5.0%
  Expected long-term increase in compensation level  4.25-6.0%    4.0-6.0%

     A 1% increase in the assumed health care cost trend rate for 1997 decreasing in 0.5% annual increments to the ultimate health care trend rate (9-10.5%), will increase the estimated total accumulated benefit obligation by $70.2 million, and the service and interest cost components of net periodic postretirement benefit costs by $10.2 million.

POSTEMPLOYMENT BENEFITS

     In 1994, the Company and its regulated subsidiaries adopted SFAS 112, which establishes the accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement (postemployment benefits). At December 31, 1996, the Company has recorded a $27.6 million liability on the consolidated balance sheet, using assumed discount rates of 7.50-7.75%. These costs have historically been recorded on a pay-as-you-go basis. Regulatory assets were recorded upon the adoption of SFAS 112 in anticipation of obtaining future rate recovery of these costs recorded (see Note 1). PSCo filed a FERC rate case in December 1995 and a retail gas rate case in June 1996 which included requests for recovery of all electric wholesale and gas retail jurisdictional SFAS 112 costs. A final order approving the FERC settlement agreement, which includes the recovery of SFAS 112 costs, was received in June 1997. Management believes it is probable that the Company will receive the other required regulatory approvals to recover these costs in the future.

INCENTIVE COMPENSATION

     The Company and its subsidiaries have Incentive Compensation Plans ("Incentive Plans") which provide for annual and long-term incentive awards for key employees. Approximately 1.8 million shares of common stock have been authorized for these Incentive Plans for the issuance of restricted shares and/or stock options, with certain vesting and/or exercise requirements. The Company recognizes compensation expense for restricted stock awards based on the fair value of the Company's common stock on the date of grant, consistent with SFAS 123. Cash, restricted stock and stock option awards were made under these plans during 1996, 1995 and 1994.

     As allowed in SFAS 123, the Company applies APB Opinion No. 25 in accounting for its stock-based compensation and, accordingly, no compensation cost is recognized for the issuance of stock options as the exercise price of the options are issued at the fair-market value of the Company's common stock at the date of grant. Assuming compensation cost for the Company had been determined consistent with SFAS 123 using the fair-value based method, the Company's net income would have been reduced by an insignificant amount with no impact on earnings per share for 1996 and 1995.

     SFAS 123's method of accounting for stock-based compensation plans has not been applied to options granted prior to January 1, 1995 and as a result the pro forma compensation cost may not be representative of that to be expected in future years. A summary of the Company's stock options at December 31, 1996, 1995 and 1994 and changes during the years then ended is presented in the table below:

                                             1996*                    1995*                    1994*
                                     -----------------------  -----------------------  -----------------------
                                                 WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                  AVERAGE                  AVERAGE                  AVERAGE
                                      SHARES  EXERCISE PRICE   SHARES  EXERCISE PRICE   SHARES  EXERCISE PRICE
                                     -----------------------  -----------------------  -----------------------
Outstanding at beginning of year     407,117      $29.78      262,932      $29.52      129,619      $30.54
Granted                              158,270      $35.13      161,000      $30.29      155,063      $28.80
Exercised                            (74,303)     $30.87       (5,685)     $32.38       (6,252)     $32.43
Forfeited                            (13,301)     $32.48      (11,130)     $29.93      (15,498)     $29.67
                                     -------      ------      -------      ------      -------      ------
Outstanding at end of year           477,783      $31.46      407,117      $29.78      262,932      $29.52
                                     =======      ======      =======      ======
Exercisable at end of year           158,970      $29.05      134,809      $28.88       20,796      $28.50
                                     =======      ======      =======      ======

Weighted-average fair value of options granted    $  4.31                  $ 5.39                   $ 3.61

* Amounts reflect the conversion of SPS and PSCo stock options to NCE stock options.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions:

                                           1996       1995
                                         --------   --------
Expected  option life                    10 years   10 years
Stock volatility                           11.95%     16.11%
Risk-free interest rate                     6.21%      7.45%
Dividend yield                               5.8%       6.6%

     Additionally, PSCo and SPS have other plans which provide for cash awards to all employees based on the achievement of corporate goals, of which certain SPS goals were met in 1996 and certain PSCo goals were met in each of last the three years. The expenses accrued under the above incentive programs totaled approximately $10.9 million in 1996, $9.1 million in 1995 and $7.3 million in 1994.

     In accordance with the terms of the Company's Incentive Plans, certain unexercisable stock options, restricted stock awards and dividend equivalents became exercisable or vested on the effective date of the Merger. The NCE Omnibus Incentive Plan, which was adopted in 1997, contains a change in control provision under which all stock-based awards, such as options and restricted shares, will vest 100% and all cash-based awards will be paid out immediately in cash as if the performance objectives have been achieved through the effective date of the change in control.

12.  INCOME TAXES

     The provisions for income taxes for the years ended December 31, 1996, 1995 and 1994 consist of the following:

                                                1996       1995        1994
                                              --------   --------    --------
                                                   (THOUSANDS OF DOLLARS)

Current income taxes:
  Federal                                     $ 79,365   $115,025    $ 67,313
  State                                          2,832      4,691        (174)
                                              --------   --------    --------
    Total current income taxes                  82,197    119,716      67,139
                                              --------   --------    --------

Deferred income taxes:
  Federal                                       70,964     47,327      42,093
  State                                          7,998      1,560       3,705
                                              --------   --------    --------
    Total deferred income taxes                 78,962     48,887      45,798
                                              --------   --------    --------
Investment tax credits - net                    (7,506)    (5,598)     (6,049)
                                              --------   --------    --------

Total provision for income taxes              $153,653   $163,005    $106,888
                                              --------   --------    --------
                                              --------   --------    --------

     During 1994, as a result of a detailed analysis of the income tax accounts, PSCo recorded a decrease in its income tax liabilities, which served to reduce Federal and state income tax expenses by approximately $21.3 million. The detailed analysis was completed in conjunction with PSCo's implementation of the full normalization method of accounting for income taxes as provided for in a rate order from the CPUC.

     A reconciliation of the statutory U.S. income tax rates and the effective tax rates follows:

                                                               1996                1995               1994
                                                        ----------------    ----------------    ----------------
                                                                          (THOUSAND OF DOLLARS)
Tax computed at U.S. statutory rate on
 pre-tax accounting income                              $153,287   35.0%    $161,469   35.0%    $132,763   35.0%
Increase (decrease) in tax from:
  Allowance for funds used
   during construction                                    (1,438)  (0.3)      (2,495)  (0.5)      (2,449)  (0.7)
  Amortization of investment tax credits                  (7,506)  (1.7)      (5,598)  (1.2)      (6,042)  (1.6)
  Cash surrender value of life
   insurance policies                                    (11,265)  (2.6)      (9,546)  (2.1)      (7,643)  (2.0)
  Amortization of PSCo prior flow-through amounts         10,509    2.4       10,509    2.3       10,509    2.8
  Tax accrual adjustment                                       -      -            -      -      (21,262)  (5.6)
  Other-net                                               10,066    2.3        8,666    1.9        1,012    0.3
                                                        --------   ----     --------   ----     --------   ----
    Total income taxes                                  $153,653   35.1%    $163,005   35.4%    $106,888   28.2%
                                                        --------   ----     --------   ----     --------   ----
                                                        --------   ----     --------   ----     --------   ----

     The Company and its regulated subsidiaries have historically provided for deferred income taxes to the extent allowed by their regulatory agencies whereby deferred taxes were not provided on all differences between financial statement and taxable income (the flow-through method). At December 31, 1996, PSCo and SPS are fully normalized for FERC jurisdictional purposes.
For state jurisdictional purposes, PSCo is fully normalized in Colorado and Wyoming and SPS is fully normalized in Texas and Oklahoma. SPS is fully normalized to the extent allowed by its regulators in New Mexico and Kansas, with flow-through treatment of certain temporary differences. To give effect to temporary differences for which deferred taxes were not previously required to be provided, a regulatory asset was recognized. The regulatory asset represents temporary differences primarily associated with prior flow-through amounts and the equity component of allowance for funds used during construction, net of temporary differences related to unamortized investment tax credits and excess deferred income taxes that have resulted from historical reductions in tax rates (see Note 1).

     The tax effects of significant temporary differences representing deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows:

                                                            1996         1995
                                                         ----------   ----------
                                                          (THOUSANDS OF DOLLARS)
Deferred income tax liabilities:
  Accelerated depreciation and amortization              $  685,244   $  637,212
  Plant basis differences (prior flow-through)              188,120      204,212
  Allowance for equity funds used during construction        81,559       84,772
  Pensions                                                   40,075       37,992
  Other                                                      99,164       75,035
                                                         ----------   ----------
    Total                                                 1,094,162    1,039,223
Deferred income tax assets:
  Investment tax credits                                     68,484       73,149
  Contributions in aid of construction                       65,489       57,826
  Other                                                      45,692       77,638
                                                         ----------   ----------
    Total                                                   179,665      208,613
                                                         ----------   ----------
Net deferred income tax liability                        $  914,497   $  830,610
                                                         ----------   ----------
                                                         ----------   ----------


     As of December 31, 1996, PSCo has cumulative AMT carryforwards of approximately $3.8 million and state (Colorado) tax credit carryforwards of approximately $1.6 million. A valuation allowance has not been recorded as PSCo expects that all deferred income tax assets will be realized in the future.

13. SEGMENTS OF BUSINESS

                     1996                           ELECTRIC        GAS       OTHER        TOTAL
                --------------                     ----------    --------    -------     ----------
                                                                (THOUSANDS OF DOLLARS)

Operating revenues                                 $2,416,539    $640,497    $73,946     $3,130,982
                                                   ----------    --------    -------     ----------
Operating expenses, excluding depreciation
 and income taxes                                   1,651,960     549,223     35,403      2,236,586
Depreciation and amortization                         182,665      35,735      6,465        224,865
                                                   ----------    --------    -------     ----------
    Total operating expenses*                       1,834,625     584,958     41,868      2,461,451
                                                   ----------    --------    -------     ----------
Operating income*                                     581,914      55,539     32,078        669,531
                                                   ----------    --------    -------     ----------
                                                   ----------    --------    -------     ----------
Plant construction expenditures**                     356,464      96,842      1,662        454,968
                                                   ----------    --------    -------     ----------
                                                   ----------    --------    -------     ----------
Identifiable assets:
  Property, plant and equipment**                   4,400,189     805,372     83,522      5,289,083
  Materials and supplies                               58,122       7,325      1,301         66,748
  Fuel inventory                                       26,914           -        145         27,059
  Gas in underground storage                                -      42,826          -         42,826
  Other corporate assets                                                                  1,191,726
                                                                                         ----------
                                                                                         $6,617,442
                                                                                         ----------
                                                                                         ----------
                     1995
                --------------
Operating revenues                                 $2,283,179    $624,585    $84,354     $2,992,118
                                                   ----------    --------    -------     ----------
Operating expenses, excluding depreciation
 and income taxes                                   1,548,581     538,620     52,479      2,139,680
Depreciation and amortization                         170,566      29,901      5,117        205,584
                                                   ----------    --------    -------     ----------
    Total operating expenses*                       1,719,147     568,521     57,596      2,345,264
                                                   ----------    --------    -------     ----------
Operating income*                                     564,032      56,064     26,758        646,854
                                                   ----------    --------    -------     ----------
                                                   ----------    --------    -------     ----------
Plant construction expenditures**                     289,701      86,482      4,224        380,407
                                                   ----------    --------    -------     ----------
                                                   ----------    --------    -------     ----------
Identifiable assets:
  Property, plant and equipment**                   4,188,491     777,420     89,597      5,055,508
  Materials and supplies                               65,700       8,886      1,241         75,827
  Fuel inventory                                       37,854           -        145         37,999
  Gas in underground storage                                -      44,900          -         44,900
  Other corporate assets                                                                  1,046,560
                                                                                         ----------
                                                                                         $6,260,794
                                                                                         ----------
                                                                                         ----------

                     1994
                --------------
Operating revenues                                 $2,243,284    $624,922    $67,201     $2,935,407
                                                   ----------    --------    -------     ----------
Operating expenses, excluding depreciation
 and income taxes (1)                               1,610,393     558,929     44,330      2,213,652
Depreciation and amortization                         168,320      29,078      2,654        200,052
                                                   ----------    --------    -------     ----------
    Total operating expenses*                       1,778,713     588,007     46,984      2,413,704
                                                   ----------    --------    -------     ----------
Operating income*                                     464,571      36,915     20,217        521,703
                                                   ----------    --------    -------     ----------
                                                   ----------    --------    -------     ----------
Plant construction expenditures**                     311,842      91,492      6,151        409,485
                                                   ----------    --------    -------     ----------
                                                   ----------    --------    -------     ----------
Identifiable assets:
  Property, plant and equipment**                   4,051,881     674,974     94,244      4,821,099
  Materials and supplies                               70,078      11,782      1,656         83,516
  Fuel inventory                                       33,547           -        145         33,692
  Gas in underground storage                                -      42,355          -         42,355
  Other corporate assets                                                                  1,046,444
                                                                                         ----------
                                                                                         $6,027,106
                                                                                         ----------
                                                                                         ----------

(1) Includes additional expense of approximately $43.4 million for defueling and decommissioning.
*   Before income taxes.
** Net of accumulated depreciation and includes allocation of common utility property.

14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following summarized quarterly information for 1996 and 1995 is unaudited, but includes all adjustments (consisting only of normal recurring accruals) which the Company considers necessary for a fair presentation of the results for the periods. Information for any one quarterly period is not necessarily indicative of the results which may be expected for a twelve-month period due to seasonal and other factors.

                                                            THREE MONTHS ENDED
                                             -----------------------------------------------
                1996                         MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                ----                         --------   -------   ------------   -----------
                                                     (IN THOUSANDS-EXCEPT PER SHARE DATA)

Operating revenues                           $838,931   $733,121    $739,406      $819,524
Operating income                             $135,289   $114,772    $135,251      $130,566
Net income                                   $ 76,218   $ 59,452    $ 76,547      $ 60,124
Weighted average common shares outstanding    102,551    102,870     103,196       103,620
Earnings per weighted average common share   $   0.74   $   0.58    $   0.74      $   0.58


              1995 (1)
              --------
Operating revenues                           $817,820   $730,438    $726,439      $731,037
Operating income                             $122,876   $110,011    $134,546      $123,054
Net income                                   $ 69,732   $ 60,223    $ 84,975      $ 69,072
Weighted average common shares outstanding    101,385    101,718     101,949       102,163
Earnings per weighted average common share   $   0.69   $   0.59    $   0.83      $   0.68

(1) SPS data contained in the quarterly information is based on calendar quarters. As discussed in Note 1, the Supplemental Consolidated Income Statement for 1995 includes SPS's operating results for the year ended August 31, 1995.

NOTE 15. SPS CONSOLIDATED STATEMENTS OF INCOME AND CASH FLOWS

     On April 22, 1997, SPS changed its fiscal year-end from August 31 to December 31. As disclosed in Note 1, the NCE Supplemental Consolidated Statements of Income combined the historical financial statements of PSCo and SPS. The following Statement of Income for SPS for the four month period ended December 31, 1995 has not been included in any of the NCE Supplemental Consolidated Statements of Income.

                          SOUTHWESTERN PUBLIC SERVICE COMPANY
                           CONSOLIDATED STATEMENT OF INCOME
                     (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)
                      FOR THE FOUR MONTHS ENDED DECEMBER 31, 1995


                                                                   1995
                                                                 --------
Operating revenues:
  Electric                                                       $267,427
  Other                                                            11,055
                                                                 --------
                                                                   278,482

Operating expenses:
  Fuel used in generation                                         119,081
  Purchased power                                                   2,756
  Other operating expenses                                         42,357
  Maintenance                                                       9,777
  Depreciation and amortization                                    23,329
  Taxes (other than income taxes)                                  14,590
  Income taxes                                                     18,963
                                                                 --------
                                                                  230,853
                                                                 --------
Operating income                                                   47,629
Other income and deductions:
  Allowance for equity funds used during construction                  60
  Miscellaneous income and deductions - net                        (1,494)
                                                                 --------
                                                                   (1,434)

Interest charges and preferred dividends:
  Interest on long-term debt                                       14,424
  Amortization of debt discount and expense less premium              682
  Other interest                                                      950
  Allowance for borrowed funds used during construction              (807)
                                                                 --------
                                                                   15,249
                                                                 --------
Net income                                                         30,946
Dividends and premiums on cumulative preferred stock                2,373
                                                                 --------
Earnings applicable to common stock                                28,573
                                                                 --------
                                                                 --------
Weighted average common shares outstanding                         38,872
                                                                 --------
                                                                 --------
Earnings per weighted average share of common stock outstanding  $   0.74
                                                                 --------
                                                                 --------

The following statement of cash flows for SPS for the four month period ended December 31, 1995 has not been included in any of the NCE Supplemental Consolidated Statements of Cash Flows.

                        SOUTHWESTERN PUBLIC SERVICE COMPANY
                        CONSOLIDATED STATEMENT OF CASH FLOWS
                              (THOUSANDS OF DOLLARS)
                     FOR THE FOUR MONTHS ENDED DECEMBER 31, 1995


                                                                  1995
                                                                --------
Operating activities:
  Net income                                                    $ 30,946
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                               21,873
      Amortization of investment tax credits                         (83)
      Deferred income taxes                                       14,400
      Allowance for equity funds used during construction            (60)
      Change in accounts receivable                                9,402
      Change in inventories                                       (1,386)
      Change in other current assets                               8,566
      Change in accounts payable                                 (42,645)
      Change in other current liabilities                         27,413
      Other                                                       (9,594)
                                                                --------
        Net cash provided by operating activities                 58,832

Investing activities:
  Construction expenditures                                      (43,961)
  Allowance for equity funds used during construction                 60
  Non-utility property and investments                            (4,950)
  TNP Acquisition                                                (29,200)
                                                                --------
      Net cash used in investing activities                      (78,051)

Financing activities:
  Retirement of long-term debt                                    (1,583)
  Short-term borrowings - net                                    116,250
  Redemption of preferred stock                                  (71,312)
  Dividends on common stock and preferred stock                  (47,383)
                                                                --------
    Net cash used in financing activities                         (4,028)
                                                                --------
    Net decrease in cash and temporary cash investments          (23,247)
    Cash and temporary cash investments at August 31, 1995        36,860
                                                                --------
    Cash and temporary cash investments at December 31, 1995    $ 13,613
                                                                --------
                                                                --------